UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Definitive Healthcare Corp.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 20, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Definitive Healthcare Corp. on Thursday, June 1, 2023, at 3:00 PM, Eastern Time. The Annual Meeting will be held at 492 Old Connecticut Path, Framingham, MA 01701.

The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the Annual Meeting. A Notice of Internet Availability of Proxy Materials is being mailed, and the Proxy Statement, annual report and the form of proxy are first being sent or made available to stockholders on or about April 20, 2023. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy.

Whether or not you plan to attend the Annual Meeting, your vote is important to us. You may vote your shares by proxy on the Internet, by telephone, or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting. We encourage you to vote by Internet, by telephone, or by proxy card in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of Definitive Healthcare Corp.

Sincerely,

Robert Musslewhite

Chief Executive Officer, Director

DEFINITIVE HEALTHCARE CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, June 1, 2023

TIME	3:00 PM, Eastern Time

PLACE	492 Old Connecticut Path, Framingham, MA 01701

ITEMS OF BUSINESS

We are holding the meeting for the following purposes, as more fully described in our Proxy Statement:

1.  To elect the four Class II directors of Definitive Healthcare Corp. named in the Proxy Statement, each to serve a three-year term expiring at the 2026 annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

2.  To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of the Company’s named executive officers.

3.  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

4.  To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE

You may vote at the Annual Meeting if you were a stockholder of record at the close of business on April 3, 2023.

A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the Annual Meeting during ordinary business hours at 492 Old Connecticut Path, Framingham, MA 01701. If you would like to view the list, please email us at annualmeeting@definitivehc.com. In addition, the list of stockholders of record will be available at the Annual Meeting for inspection by any stockholder who is present.

VOTING BY PROXY	To ensure your shares are voted, please follow the instructions on the Notice of Internet Availability of Proxy Materials or physical proxy card you received in the mail. You may vote your shares over the Internet, by telephone, or by completing, signing and mailing your physical proxy card. Voting procedures are described on the following page, on the Notice of Internet Availability of Proxy Materials, and/or on the physical proxy card you received in the mail.

By Order of the Board of Directors,

Matt Ruderman

Chief Legal Officer (Acting) and Secretary

April 20, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Thursday, June 1, 2023: This Proxy Statement and our Annual Report are available free of charge at www.proxydocs.com/DH.

PROXY VOTING METHODS

If at the close of business on April 3, 2023 (the “Record Date”), you were a stockholder of record you may vote your shares in person at the Annual Meeting or in advance over the Internet, by telephone, or by mail. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. We encourage you to vote by Internet, by telephone, or by proxy card in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Shares Held of Record. If you hold your shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, LLC, you may authorize that your shares be voted at the Annual Meeting in one of the following ways:

By Internet	If you received the Notice of Internet Availability (“Notice”) or a printed copy of the proxy materials, follow the instructions in the Notice or on the proxy card.

By Telephone	If you received the Notice or a printed copy of the proxy materials, follow the instructions on the Notice or on the proxy card.

By Mail	If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.

In Person	You may also vote in person by attending the meeting and submitting your proxy card. Please see the General Information section of this Proxy Statement for additional information on how to attend in person.

Shares Held in Street Name. If you hold your shares through a broker, bank, or other nominee (that is, in street name), you will receive instructions from your broker, bank, or nominee that you must follow in order to submit your voting instructions and have your shares voted at the Annual Meeting. If you want to vote in person at the Annual Meeting, you may be instructed to obtain a legal proxy from your broker, bank, or other nominee and to submit a copy at the meeting.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

Definitive Healthcare Corp.

492 Old Connecticut Path

Framingham, MA 01701

Telephone: (508) 720-4224

PROXY STATEMENT

Annual Meeting of Stockholders

June 1, 2023

GENERAL INFORMATION

Why am I being provided with these materials?

The Notice of Internet Availability of Proxy Materials was mailed, and this Proxy Statement, annual report, and the form of proxy were first sent or made available to stockholders on or about April 20, 2023. We have provided these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Definitive Healthcare Corp. (“we,” “our,” “us” and the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 1, 2023 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares or to vote your shares in advance by proxy via the Internet, by telephone, or by mail.

To promote the health and safety of attendees, we reserve the right to implement safety measures as we deem prudent or as required by any applicable laws or government orders. Furthermore, in the event we determine it is necessary or appropriate to make alternative arrangements for the Annual Meeting, we will announce the decision to do so in advance, and details on how to participate will be issued by press release, posted on our website, and filed with the Securities and Exchange Commission (“SEC”) as additional proxy soliciting material. If you plan to attend the Annual Meeting in person, please email annualmeeting@definitivehc.com prior to the Annual Meeting to confirm local visitor requirements, as circumstances may change upon short notice. For example, then-current COVID protocols may require visitors to pre-register and complete a symptoms checklist prior to entering the building.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•

Proposal No. 1: To elect the four Class II directors of Definitive Healthcare Corp. named in this Proxy Statement, each to serve a three-year term expiring at the 2026 annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

•	Proposal No. 2: To approve, on a non-binding advisory basis, the frequency of future non-binding advisory votes on the compensation of our named executive officers.

•	Proposal No. 3: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Who is entitled to vote?

Stockholders of record as of the close of business on April 3, 2023 (the “Record Date”) may vote at the Annual Meeting or any postponement or adjournment thereof. As of that date, there were 110,162,665 shares of our

Class A common stock and 44,218,741 shares of our Class B common stock outstanding. Holders of our Class A common stock have one vote for each share of Class A common stock held as of the Record Date, and holders of our Class B common stock have one vote for each share of Class B common stock held as of the Record Date, in each case including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•

Held for you in an account with a broker, bank, or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank, or nominee how to vote their shares.

Our Class A common stock and Class B common stock will vote together as a single class on all matters described in this Proxy Statement for which stockholder votes are being solicited.

What constitutes a quorum?

The presence in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting shall constitute a quorum. Abstentions, “withhold” votes, and shares represented by “broker non-votes” that are present in person or by proxy and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum.

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Proposal Nos. 1 and 2 are considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Proposal No. 3 is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.

How many votes are required to approve each proposal?

For Proposal No. 1, under our Amended and Restated Certificate of Incorporation (“Charter”), directors are elected by the plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon. There is no cumulative voting. Director nominees who receive the greatest number of affirmative votes will be elected. In an uncontested election where the number of nominees equals the number of director seats up for election, all the nominees will be elected as long as there is a quorum and they receive at least one vote. Under our Corporate Governance Guidelines, we maintain a policy that requires a director in an uncontested election who does not receive a majority of the votes cast to tender his or her resignation from the Board and all committees thereof. Under our Corporate Governance Guidelines, a director nominee shall have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding broker non-votes). The Nominating and Corporate Governance Committee will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board the action to be taken with respect to the resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the publication of the election results.

For Proposal No. 2, under our Bylaws, the frequency receiving the affirmative vote of the holders of a majority in voting power of the shares of stock present in person or by proxy and entitled to vote thereon will be considered the frequency preferred by the stockholders. It is important to note that Proposal No. 2 is advisory and therefore not binding on the Board. Nevertheless, the Board and the Human Capital Management and Compensation

Committee value the opinions of stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, the Board may decide that it is in the best interests of the stockholders to hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders.

For Proposal No. 3, under our Bylaws, approval of the proposal requires the affirmative vote of the holders of a majority in voting power of the shares of stock present in person or by proxy and entitled to vote thereon. It is important to note that Proposal No. 3 is advisory and therefore are not binding on the Board. While the ratification of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise, if our stockholders fail to ratify the selection, we will consider it notice to the Board and the Audit Committee to consider, in their discretion, the selection of a different firm. In addition, even if the selection is ratified, the Board and the Audit Committee may, in their discretion, direct the appointment of a different firm if at any time during the year they determine that such a change would be in the best interests of the Company and its stockholders.

How are votes counted?

With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting; however, votes that are “withheld” may trigger the director resignation policy set forth in our Corporate Governance Guidelines as described elsewhere in this Proxy Statement. Broker non-votes will have no effect on the outcome of Proposal No. 1 and there will not be any abstentions on this proposal.

With respect to the frequency of shareholder advisory votes on executive compensation (Proposal No. 2), you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN”. Abstentions will have the same effect as a vote “AGAINST” each of the proposed voting frequencies. Broker non-votes will have no effect on the outcome of this proposal.

With respect to the ratification of our independent registered public accounting firm (Proposal No. 3), you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will have the same effect as a vote “AGAINST” Proposal No. 3. Because brokers have the discretionary authority to vote on Proposal No. 3 there will not be any broker non-votes on this proposal.

If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals.

We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those referenced above. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the Class II director nominees set forth in this Proxy Statement;

•	“ONE YEAR” as the frequency of the advisory vote on the executive compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Who will count the vote?

Representatives of Mediant Communications or its designee will tabulate the votes and act as inspectors of election.

How do I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

By Internet	If you received the Notice of Internet Availability (“Notice”) or a printed copy of the proxy materials, follow the instructions in the Notice or on the proxy card.
By Telephone	If you received the Notice or a printed copy of the proxy materials, follow the instructions on the Notice or on the proxy card.
By Mail	If you received a printed copy of the proxy materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person	You may also vote in person by attending the meeting and submitting your proxy card. Please see the General Information section of this Proxy Statement for additional information on how to attend in person.

If you hold your shares in street name, you may submit voting instructions to your broker, bank, or other nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

How do I attend and vote my shares at the Annual Meeting?

This year’s Annual Meeting will be held at 492 Old Connecticut Path, Framingham, MA 01701. The instructions for how to attend the Annual Meeting and vote, including how to demonstrate proof of stock ownership, are posted at www.proxydocs.com/DH.

If you plan to attend the Annual Meeting in person, please email annualmeeting@definitivehc.com prior to the Annual Meeting to confirm local visitor requirements, as circumstances may change upon short notice. For example, then-current COVID protocols may require visitors to pre-register and complete a symptoms checklist prior to entering the building.

What does it mean if I receive more than one proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.

May I change my vote or revoke my proxy?

Yes. Whether you have voted by Internet, telephone, or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 31, 2023;

•	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at the Annual Meeting on June 1, 2023;

•	submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than May 31, 2023; or

•	attending the Annual Meeting and voting in person.

If you hold shares in street name, please refer to information from your bank, broker, or other nominee on how to revoke or submit new voting instructions.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those referenced above. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers, or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission, and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

The information provided in the “question and answer” format above is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

PROPOSAL NO. 1—ELECTION OF CLASS II DIRECTORS

Our Charter provides for a classified Board of Directors divided into three classes. Chris Egan, Samuel A. Hamood, Jill Larsen, and Sastry Chilukuri constitute a class with a term that expires at the Annual Meeting of Stockholders in 2023 (the “Class II Directors”); Jeff Haywood, Robert Musslewhite, and Kathleen A. Winters constitute a class with a term that expires at the Annual Meeting of Stockholders in 2024 (the “Class III Directors”); and Jason Krantz, Chris Mitchell, and Lauren Young constitute a class with a term that expires at the Annual Meeting of Stockholders in 2025 (the “Class I Directors”). Mr. Chilukuri was appointed to the Board of Directors and the Audit Committee concurrently with the resignation of D. Randall Winn, effective September 30, 2022. Mr. Winn served on the Board of Directors from September 2019 until such date.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has considered and nominated the following slate of nominees to serve as Class II Directors for a three-year term expiring at the Annual Meeting of Stockholders in 2026: Chris Egan, Samuel A. Hamood, Jill Larsen, and Sastry Chilukuri. Action will be taken at the Annual Meeting for the election of these four Class II Director nominees.

Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. All of the nominees have indicated that they will be willing and able to serve as directors. Each person nominated for election has agreed to be named in this Proxy Statement and to serve if elected. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. In the event that any of the nominees should be unable to serve or for good cause will not serve, proxies will be voted for a substitute as designated by the Board, or alternatively, the Board may leave a vacancy on the Board or reduce the size of the Board.

Nominating Agreements

On September 17, 2021, in connection with the initial public offering of our Class A common stock completed September 17, 2021(our “IPO”), we entered into nominating agreements with each of an affiliate of Advent, Jason Krantz, and Spectrum Equity, which provide that, subject to certain stock ownership thresholds, the Company will include two designees of Advent, one designee of Jason Krantz, and one designee of Spectrum Equity, respectively, in the slate of director nominees recommended to the Company’s stockholders for election, and the Company will fill any vacancy of any such designated director previously nominated by Advent, Jason Krantz, and Spectrum Equity, respectively, with a new director designated by Advent, Jason Krantz, and Spectrum Equity, respectively. Chris Egan and Lauren Young are the designees of Advent, Jason Krantz is the designee of Jason Krantz, and Jeff Haywood is the designee of Spectrum Equity.

Nominees for Election to the Board of Directors in 2023

The following information describes the offices held, other business directorships, and the term of service of each director nominee, as well as the experiences, qualifications, attributes, or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the director nominee should serve as a director. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Class II – Nominees for term expiring in 2026

Name	Age	Principal occupation and other information
Chris Egan	46

Mr. Egan has served as a member of the Board of Directors of the Company since July 2019.

Mr. Egan is a Managing Partner of Advent International Corporation, which he joined in 2000. Prior to Advent, Mr. Egan served as an analyst at UBS, a Swiss multinational investment bank and financial services company. Mr. Egan currently serves or has served on the board of directors of Ansira Holdings, NielsenIQ, and Xplor Technologies, each a private company. Additionally, Mr. Egan serves on the board of directors of CCC Intelligent Solutions Holdings Inc., a public company. Mr. Egan holds a B.A. in English and Economics from Dartmouth College.

We believe Mr. Egan is qualified to serve on our Board of Directors because of his financial knowledge, investment experience, and his service as director of other software solutions companies.

Samuel A. Hamood	54

Mr. Hamood has served as a member of the Board of Directors of the Company since September 2020.

Mr. Hamood currently serves as President and Chief Administrative and Financial Officer at Culligan International Co (“Culligan”), which he joined in August 2019. Prior to his time at Culligan, Mr. Hamood served as interim Chief Executive Officer and President of ATI Physical Therapy, Inc., a nationally recognized rehabilitation provider, from January 2018 to August 2019. Prior to his time at ATI Physical Therapy, Inc., Mr. Hamood served as Executive Vice President and Chief Financial Officer of Change HealthCare Corporation from 2017 to 2018, and as Executive Vice President and Chief Financial Officer of TransUnion from 2008 to 2018. Mr. Hamood also previously served on the board of directors at Culligan from 2016 to 2019 and currently serves on the boards of directors of Accentcare, a private company. Mr. Hamood is a Certified Public Accountant (inactive status), and he received his Bachelor of Business Administration in finance at The University of Iowa, and his Juris Doctor from Southwestern University School of Law.

We believe Mr. Hamood is qualified to serve on our Board of Directors because of his financial expertise and experience in, and knowledge of, the healthcare industry.

Jill Larsen	50

Ms. Larsen has served as a member of the Board of Directors of the Company since April 2021.

Ms. Larsen currently serves as a HCM consultant and founder of DigitalHR LLC. Prior to joining the company, Ms. Larsen served as the Chief People Officer & Executive Vice President at PTC Inc., a global software company in the industrial and manufacturing space, from January 2020 to March 2022. Prior to her time at PTC, Ms. Larsen served as the Executive Vice President Human Resources and Chief Human Resources Officer of Medidata Solutions, Inc., from April 2018 to January 2020.

Name	Age	Principal occupation and other information

Ms. Larsen has over 20 years of experience establishing and transforming human resources and talent strategies at global, high-tech companies and has also previously served as senior vice president of talent acquisition and human resources at Cisco Systems, Inc., a public technology conglomerate from April 2013 to April 2018. She also held executive HR leadership roles at Dell EMC, and was chief human resources officer of RSA, the security division of Dell EMC. Ms. Larsen currently serves on the board of directors of Sterling Check Corp., a public company. Ms. Larsen is PHR certified, received her B.A. in communications and English from Boston College and her MS in Human Resources Management from Emmanuel College.

We believe Ms. Larsen is qualified to serve on our Board of Directors because of her extensive experience in talent acquisition strategies and human resources expertise in technology companies.

Sastry Chilukuri	48

Mr. Chilukuri has served as a member of the Board of Directors of the Company since September 2022.

Mr. Chilukuri, 48, currently serves as a strategic advisor to Medidata, a Dassault Systèmes global software company serving the pharmaceutical, biotech, medical device, and contract research industries, and was Co-Chief Executive Officer of Medidata from July 2021 to January 2023. Mr. Chilukuri is also Founder and President of Acorn AI, Medidata’s data science business, which he founded in January 2019. Prior to his time at Medidata, Mr. Chilukuri served as a Partner at McKinsey & Company, a global management consulting firm, from July 2006 to January 2019. Mr. Chilukuri currently serves on the board of Cyclica, a private company. Mr. Chilukuri holds a B.Tech from the Indian Institute of Technology (Banaras Hindu University), Varanasi, an M.S. from The Ohio State University, and an MBA from the Northwestern University Kellogg School of Management.

We believe Mr. Chilukuri is qualified to serve on our Board of Directors because of his technology expertise, consulting experience, knowledge of the healthcare industry, and experience with data analytics.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF

EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors

The following information describes the offices held, other business directorships, and the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year, as well as the experiences, qualifications, attributes, or skills that caused the Board to determine that the director should serve as a director. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Class III – Directors whose term expires in 2024

Name	Age	Principal occupation and other information
Jeff Haywood	44

Mr. Haywood has served as a member of the Board of Directors of the Company since February 2015.

Mr. Haywood is a Managing Director at Spectrum Equity, which he joined in February 2007. Prior to Spectrum Equity, Mr. Haywood served as an associate at Thoma Cressey Equity Partners, an American private equity and growth capital firm, and as an analyst at Goldman Sachs. Mr. Haywood also currently serves on the board of directors of RxVantage, Datassential, and Membersy Topco, LLC. Mr. Haywood also currently serves as a Board Observer at Everlywell. Previously, Mr. Haywood has served on the board of directors or as a board observer of a range of private companies in the technology, healthcare, and data industries. Mr. Haywood holds a B.A. in Political Science and History from Duke University.

We believe Mr. Haywood is qualified to serve on our Board of Directors because of his extensive knowledge of the healthcare industry, his expertise in finance and investment, and his service as director of healthcare analytics companies.

Robert Musslewhite	53

Mr. Musslewhite has served as the Company’s Chief Executive Officer since August 2022 and as a member of the Board of Directors of the Company since June 2021.

Prior to that, Mr. Musslewhite served as President of the Company commencing in October 2021. Prior to joining the Company, Mr. Musslewhite was the Chief Executive Officer of OptumInsight, the health services business of Optum, from August 2019 through August 2021, Optum360, Optum’s medical billing and coding business from March 2019 to August 2019, and Optum Analytics and Advisory Board Research, which provides research on healthcare strategy, care delivery, and operations from 2017 to March 2019. Mr. Musslewhite also served as Chief Executive Officer of The Advisory Board Company from 2008 until 2017 and Chairman from 2013 to 2017, at which time the Company was acquired by Optum. Prior to joining The Advisory Board Company, Mr. Musslewhite was an Associate Principal with McKinsey & Company, a global management consulting firm. Mr. Musslewhite currently serves on the boards of directors of CoStar Group, a public company, and Ascend Learning and Iodine Software, which are private companies, and is a member of the Economics Club of Washington D.C. Mr. Musslewhite

Name	Age	Principal occupation and other information

received a J.D. from Harvard Law School and an A.B. in Economics from Princeton University.

We believe Mr. Musslewhite is qualified to serve on our Board of Directors because of his consulting experience, knowledge of the healthcare industry, and experience with healthcare data analytics.

Kathleen Winters	55

Ms. Winters has served as a member of the Board of Directors of the Company since October 2021.

Ms. Winters is an independent director and former CFO. In addition to our Board of Directors, Ms. Winters currently serves as a member of the board of directors of American Express Global Business Travel, a public company. Ms. Winters served as Chief Financial Officer at Automatic Data Processing Inc. from 2019 to 2021, a global technology company providing human capital management solutions. At Automatic Data Processing Inc., she was responsible for leading the global finance organization and representing the company to investors, lenders, and rating agencies, and she played a significant role in driving the company’s strategy, growth, and operational effectiveness. Prior to Automatic Data Processing Inc., Ms. Winters served as Chief Financial Officer at MSCI, Inc., a provider of investment decision support tools, including indexes, for institutional investors from 2016 to March 2019. Before that, she spent 14 years in various financial leadership roles at Honeywell International from 2002 to 2016. Ms. Winters began her career at PricewaterhouseCoopers LLP, serving clients primarily in the entertainment and media industries. Ms. Winters holds a bachelor’s degree from Boston College and is a Certified Public Accountant (inactive status).

We believe Ms. Winters is qualified to serve on our Board of Directors because of her financial expertise, numerous leadership positions in financial roles, and extensive experience serving the financial and technology sectors.

Class I – Directors whose term expires in 2025

Name	Age	Principal occupation and other information
Jason Krantz	50

Mr. Krantz has served as Executive Chairman of the Board of Directors of the Company since August 2022, having previously served as Chief Executive Officer and director since founding the Company in February 2011.

Prior to founding Definitive Healthcare, Mr. Krantz founded and served as CEO of Infinata, a SaaS based provider of intelligence to the pharmaceutical industry under the brand BioPharm Insight, from 1999 to 2007 until the company was sold to Pearson Media Group. In addition, Mr. Krantz has co-founded and helped build several intelligence and analytics companies including Energy Acuity, a privately held provider of intelligence on the alternative energy market,

Name	Age	Principal occupation and other information

and Xtelligent Media, a privately held integrated marketing company focused on the healthcare industry. Mr. Krantz previously served on the board of directors of RainKing Solutions, a private company, from 2015 until 2017. Mr. Krantz currently serves as Chief Executive Officer of Ninigret Capital, a private company, and on the board of directors of CapHedge Ventures Inc., and FINTRX, each private companies. Mr. Krantz holds a B.S. in Finance and Computer Science from Boston College and an M.B.A. from Harvard Business School.

We believe Mr. Krantz is qualified to serve on our Board of Directors because of his entrepreneurial experiences, finance and data analytics expertise, as well as knowledge of the healthcare industry.

Chris Mitchell	51

Mr. Mitchell has served as a member of the Board of Directors of the Company since February 2015.

Mr. Mitchell is a Managing Director at Spectrum Equity, which he joined in 2001. Prior to Spectrum Equity, Mr. Mitchell worked as a principal at Monitor Clipper Partners, a middle-market private equity firm, and as an associate at TA Associates, a global growth private equity firm. Mr. Mitchell currently serves on the board of directors of the following companies: SponsorUnited, Titan Transport (formerly Tenstreet), and Varicent Software, which are each private companies. Previously, Mr. Mitchell has served on the board of directors of a range of private companies in the data analytics and information services industries. Mr. Mitchell holds an A.B. in Classics from Princeton University.

We believe Mr. Mitchell is qualified to serve on our Board of Directors because of his expertise in finance and investment and his service as a director of a broad range of companies in the data analytics and information services industries.

Lauren Young	40

Ms. Young has served as a member of the Board of Directors of the Company since July 2019.

Ms. Young is a Managing Director of Advent International Corporation (“Advent”), a private equity firm that focuses on investments in five core sectors: business and financial services; healthcare; industrial; retail, consumer, and leisure; and technology. Ms. Young joined Advent in 2011. Prior to Advent, Ms. Young was a member of the U.S. buyout fund at The Carlyle Group, an American multinational private equity, alternative asset management, and financial services corporation, from 2006 to 2009 and served as an analyst at McColl partners from 2004 to 2006. Ms. Young also currently serves on the board of directors of Forescout Technologies and Iodine Software, each private companies. Additionally, Ms. Young serves on the board of directors of CCC Intelligent Solutions Holdings Inc., a public company. Ms. Young holds a B.A. from Davidson College and an M.B.A. from the Harvard Business School.

We believe Ms. Young is qualified to serve on our Board of Directors because of her financial knowledge, investment experience across industries, and service as director of other software solutions companies.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our business and affairs are managed under the direction of our Board. Our Charter provides that our Board must consist of at least one director, or such larger number as may be fixed from time to time by a resolution of at least a majority of the directors then in office. Our Board is composed of ten directors divided into three classes, with terms staggered according to class. See “Proposal No. 1 – Election of Class II Directors” for more information.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines, the Board will have a majority of independent directors. In making independence determinations, the Board observes all applicable requirements, including the corporate governance listing standards established by the Nasdaq Stock Market (“Nasdaq”). The Board will carefully consider all relevant facts and circumstances in making an independence determination.

Our Board of Directors affirmatively determined that each of Sastry Chilukuri, Chris Egan, Samuel A. Hamood, Jeff Haywood, Jill Larsen, Chris Mitchell, D. Randall Winn, Kathleen Winters, and Lauren Young is independent under applicable Nasdaq listing standards. Our Board also determined that each of Sastry Chilukuri, Samuel A. Hamood, D. Randall Winn, and Kathleen Winters is independent under Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for purposes of serving on the Audit Committee, and that each of Jeff Haywood, Jill Larsen, D. Randall Winn, and Lauren Young is independent for purposes of serving on the HCM and Compensation Committee. Mr. Winn resigned from the Board effective September 30, 2022. In making its independence determinations, our Board of Directors considered and reviewed all information known to it, including information identified through annual director questionnaires. In the case of Mr. Egan and Ms. Young, our Board of Directors considered their positions as a Managing Partner and Managing Director, respectively, of Advent. In the case of Mr. Haywood and Mr. Mitchell, our Board of Directors considered their positions as Managing Directors at Spectrum Equity.

Director Nomination Process

Currently, the Board of Directors is divided into three classes of approximately equal size. Each year, at the Annual Meeting of Stockholders, the Board proposes a slate of director nominees for a particular class to stockholders for election to a term of three years. Stockholders may also recommend candidates for election to the Board, as described below. The Board has delegated the process of screening potential director candidates to the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills, and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company. In identifying and screening director candidates, the Nominating and Corporate Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, courage, and diversity of experience (for example, in relation to finance and accounting, strategy, risk management, technical expertise, policymaking, etc.). In addition, the Company recognizes and embraces the benefits of having a diverse Board. In evaluating the Board’s composition, although the Board does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, the Nominating and Corporate Governance Committee will consider diversity among other relevant considerations, including, but not limited to, diversity of gender, age, race, ethnicity, cultural and educational background, professional experience, skills, knowledge, and length of service.

The Nominating and Corporate Governance Committee values the input of stockholders in identifying director candidates. The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the committee, directors, and members of management. Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee at Definitive Healthcare Corp., Attn: Chief Legal Officer, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701.

Invitations to serve as a nominee are extended by the Board via the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee.

Director Resignation Policy

Directors are elected by a plurality of the votes cast in both contested elections (elections in which the number of nominees is greater than the number of Board seats open for election) and uncontested elections (elections in which the number of nominees does not exceed the number of Board seats open for election). Under our Corporate Governance Guidelines, we maintain a policy that requires a director in an uncontested election who does not receive a majority of the votes cast to tender his or her resignation from the Board and all committees thereof. Under our Corporate Governance Guidelines, a director nominee shall have failed to receive the affirmative vote of a majority of votes cast if the number of “withhold” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding broker non-votes). The Nominating and Corporate Governance Committee will assess the appropriateness of the nominee continuing to serve as a director and will recommend to the Board the action to be taken with respect to the resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the publication of the election results.

Board Leadership Structure

Our Board of Directors is led by Mr. Krantz, our Executive Chairman and Founder. At this time, we believe that separate Executive Chairman and Chief Executive Officer roles are appropriate for the Company and in the best interests of the Company and its stockholders. As the former Chief Executive Officer and Founder, Mr. Krantz has a deep understanding of the Company and supports and advises the Chief Executive Officer, which we believe enables the Board to understand the Company and work closely with management. In addition, we believe that separating these roles creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability, and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders, including with respect to evaluating whether steps management is taking to manage risks are appropriate for the Company. We believe Mr. Krantz offers a robust understanding of risks facing the Company as our founder and former Chief Executive Officer. Meanwhile, the separation of roles permits our Chief Executive Officer to focus primarily on management responsibilities as we grow our Company and encourages objective oversight of management and balanced decision-making. The Board does not have a fixed policy regarding the separation of the offices of Chair of the Board and Chief Executive Officer and believes that it should maintain the flexibility to select the Chair of the Board and its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its stockholders. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairman, would not result in better governance or oversight.

Oversight of Risk Management

The Board is involved in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly and through its Audit Committee, which assists the Board in overseeing a part of our overall risk management and regularly reports to the Board. The Audit Committee periodically reviews our accounting, reporting, and financial practices, and oversees the integrity of our financial statements, the administrative and financial controls, our compliance with legal and regulatory requirements, our procedures for treatment of complaints regarding internal accounting controls or auditing matters, and our policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews controls and risk around information security and data privacy, including approving procedures and security measures undertaken to strengthen and support compliance in this area. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses significant areas of our business and related risks and summarizes for the Board areas of risk and any mitigating factors. In addition, the HCM & Compensation Committee reviews at least annually whether risks arising from the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to have a material adverse effect on the Company. For more information regarding our risk oversight governance framework, see below under “Our Commitment to ESG.”

Executive Sessions

As described in our Corporate Governance Guidelines, the non-management directors meet regularly in executive session without members of management present. If any of the non-management directors do not qualify as an “independent director” under applicable Nasdaq rules, at least once a year an additional executive session is held, attended only by independent directors. The executive sessions have such agendas and procedures as are determined by the non-management and independent directors, as applicable. An independent presiding director convenes and presides at such sessions. Authority in such sessions to act on behalf of the Company or the Board on any matters requires an express delegation of authority by the Board.

Communications with the Board

As described in our Corporate Governance Guidelines, stockholders are invited to communicate to the Board or its committees by writing to Definitive Healthcare Corp., Attn: Chief Legal Officer, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701. In addition, interested parties may communicate with the Chair of the Board or with the non-management and independent directors of the Company as a group by writing to Definitive Healthcare Corp., Attn: Chief Legal Officer, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s committees and the number of meetings held by each committee during the year ended December 31, 2022.

	Audit Committee	HCM and Compensation Committee	Nominating and Corporate Governance Committee
Chris Egan	X*
Samuel A. Hamood	Chair
Jeff Haywood		X
Jill Larsen		Chair
Chris Mitchell			X
Kathleen A. Winters	X
Lauren Young		X	Chair
Sastry Chilukuri	X		X
Number of meetings held in 2022:	8	5	4

*	Mr. Egan served on our Audit Committee until September 2022.

During the year ended December 31, 2022, the Board held 8 meetings. In 2022, all of our directors attended at least 75% of the meetings of the Board and committees during the time in which he or she served as a member of the Board or such committee. Directors are invited, but not required, to attend our annual meetings of stockholders.

Audit Committee

The primary purposes of our Audit Committee under the committee’s charter are to assist the Board’s oversight of:

•	audits of our financial statements;

•	the integrity of our financial statements, financial reporting, and disclosure practices;

•	our processes relating to risk management and the soundness of our systems of internal control over financial reporting and accounting compliance and disclosure controls and procedures;

•	the qualifications, engagement, compensation, independence, and performance of our independent auditor, and the independent auditor’s conduct of the annual audit of our financial statements; and

•	the performance of our internal audit function.

Our Audit Committee is composed of Samuel A. Hamood, Kathleen A. Winters, and Sastry Chilukuri, with Mr. Hamood serving as chair. Our Board determined that each of Mr. Hamood, Ms. Winters, and Mr. Chilukuri meets the Nasdaq financial literacy requirements for serving on an audit committee and that each of Mr. Hamood and Ms. Winters qualify as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d) of Regulation S-K. Our Board affirmatively determined that each of Mr. Hamood, Ms. Winters, and Mr. Chilukuri is independent for the purposes of serving on the Audit Committee under applicable Nasdaq rules and Rule 10A-3 under the Exchange Act. The Audit Committee is governed by a charter that complies with the rules of Nasdaq.

Human Capital Management & Compensation Committee

The primary purpose of our Human Capital Management and Compensation Committee (“HCM and Compensation Committee”) under the committee’s charter is to assist the Board in overseeing our employee compensation philosophy and practices, non-Chief Executive Officer succession planning, and human capital resource management, including:

•

evaluating, recommending, and approving executive officer compensation arrangements, plans, policies and programs, including evaluating the performance of our Chief Executive Officer and overseeing that of our other executive officers;

•	administering Company-wide equity-based and other incentive compensation plans;

•

approving grants of equity-based awards to executive officers and delegating authority to the Chief Executive Officer to make awards to non-executives; reviewing compensation of our directors and recommending modifications; assessing risks arising from our compensation policies and practices; and reviewing human capital and talent related policies and practices including:

•	overseeing succession planning for executive officers other than the Chief Executive Officer and, where applicable, other critical roles;

•	talent development, retention, overall employee wellness and engagement of company personnel; and

•	corporate culture and strategies in support of diversity, equity, and inclusion.

The HCM and Compensation Committee is composed of Jeff Haywood, Jill Larsen, and Lauren Young, with Ms. Larsen serving as the chair. Our Board affirmatively determined that each of Mr. Haywood, Ms. Larsen, and Ms. Young is independent for purposes of serving on the HCM and Compensation Committee. The HCM and Compensation Committee is governed by a charter that complies with the rules of Nasdaq.

Nominating and Corporate Governance Committee

The primary purpose of our Nominating and Corporate Governance Committee is to recommend candidates for appointment to the Board and to review the corporate governance guidelines of the Company, including:

•

identifying and screening individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;

•	developing, recommending to the Board, and reviewing the Company’s Corporate Governance Guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board and its committees;

•	reviewing, and discussing with management, overall approach to environmental, social, and governance practices, disclosures, and frameworks; and

•	reviewing on a regular basis the overall corporate governance of the Company and recommending improvements for approval by the Board where appropriate.

The Nominating and Corporate Governance Committee is composed of Chris Mitchell, Lauren Young, and Sastry Chilukuri, with Ms. Young serving as the chair. Our Board affirmatively determined that each of Mr. Mitchell, Ms. Young and Mr. Chilukuri is independent for purposes of serving on our Board under applicable Nasdaq rules. The Nominating and Corporate Governance Committee is governed by a charter that complies with the rules of Nasdaq.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics that applies to all of our employees, officers (including the principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions), and directors is available on our website located at ir.definitivehc.com. We intend to post on this section of our website any amendment to our Code of Business Conduct and Ethics, as well as any waivers of our Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or Nasdaq. Our Audit Committee is responsible for overseeing the Code of Business Conduct and Ethics and our Board must approve any waivers of the Code of Business Conduct and Ethics for any directors, executive officers or senior financial officers.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board’s views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, Audit Committee, HCM and Compensation Committee, and Nominating and Corporate Governance Committee charters, Code of Business Conduct and Ethics, and other corporate governance documents and information, are available on our website at ir.definitivehc.com under Governance. Any stockholder also may request them in print, without charge, by contacting the Chief Legal Officer of Definitive Healthcare Corp., at 492 Old Connecticut Path, Suite 401, Framingham, MA 01701.

Our Commitment to ESG

Our Board, acting directly and through its committees, reviews and oversees our strategic plans, objectives, and risks related to sustainability, environmental, social, and governance matters (“ESG”), pursuant to our Corporate Governance Guidelines. At this time, the Board believes full board oversight, rather than assigning oversight to an existing or new committee, will ensure all directors are actively engaged in overseeing ESG risks and opportunities. Each of our committees share in ESG oversight responsibilities, and each committee reports regularly to the full Board on its activities. The HCM and Compensation Committee is responsible for overseeing the policies and strategies relating to talent management, as well as the diversity, equity, and inclusion philosophy, efforts, and results. The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board about significant emerging corporate governance issues and practices. The Nominating and Corporate Governance Committee’s charter was also amended during 2022 to provide that committee with general oversight over our broader ESG framework and approach to reporting. The Audit Committee reviews controls and risks around information security and data privacy and approves procedures and security measures undertaken to strengthen and support compliance in this area. During 2022, the Audit Committee’s charter was amended to provide specific oversight responsibility with respect to the financial reporting elements of ESG disclosures.

Board Diversity

The following table sets forth certain self-identified diversity statistics concerning the members of the Board of Directors:

Board Diversity Matrix (as of April 20, 2023)
Total Number of Directors	10

	Female	Male
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
White	3	5
Asian	0	1
Middle Eastern	0	1

Our Board Diversity Matrix as of April 12, 2022 can be found in our proxy statement for the 2022 Annual Meeting filed with the SEC on April 12, 2022.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers, other than Messrs. Musslewhite and Krantz, each of whom also serve as directors of the Company. For biographical information for Mr. Musslewhite, see “Proposal No. 1 – Election of Class II Directors — Nominees for Election to the Board of Directors in 2023” and “Proposal No. 1 – Election of Class II Directors — Continuing Members of the Board of Directors”, respectively.

Name	Age	Principal occupation and other information
Jonathan Maack	44	Mr. Maack has served as the Company’s President since November 2022. Prior to joining the Company, Mr. Maack served as Chief Strategy and Corporate Development Officer at athenahealth, a leading provider of cloud-based EHR/PM solutions and revenue cycle and value-based care services, which he joined in May 2021. Prior to his time at athenahealth, Mr. Maack served as Chief Strategy Officer at OptumInsight, an information and technology-enabled health services business, having joined via acquisition in November 2017 and remaining through May 2021. Prior to joining OptumInsight, Mr. Maack held a variety of senior leadership roles at The Advisory Board Company from August 2014 to November 2017, culminating in a role as the General Manager of the Health System Growth Business, which helped health systems market their

Name	Age	Principal occupation and other information
		services to patients and engage physicians. Prior to The Advisory Board Company, Mr. Maack was a management consultant at Bain & Company from January 2010 to August 2014, where he focused on private equity due diligence and operational improvement work in healthcare. Mr. Maack holds a B.A. in Art History, Economics, and German from New York University and an M.B.A. in Healthcare from The Wharton School of the University of Pennsylvania.

Richard Booth	53	Mr. Booth has served as the Company’s Chief Financial Officer since March 2021. Prior to joining the Company, Mr. Booth served as Chief Financial Officer of Bottomline Technologies, Inc., a SaaS based business payment provider from April 2015 to March 2021, where he oversaw finance and information security. Before joining Bottomline Technologies, Inc., Mr. Booth was the VP of Finance and Corporate Controller of Sapient (since renamed Publicis Sapient), a publicly traded digital advertising firm. Prior to Sapient, Mr. Booth oversaw financial matters at Nuance Communications, a publicly traded software and services firm, culminating in his role as VP of Business Financial Planning & Analysis. Mr. Booth currently serves as a member of the board of directors and the audit committee of CRA International, Inc., a publicly traded global consulting firm, and on the board of directors of 33 Foundation, a private community enrichment organization. Mr. Booth holds a B.S. in accounting with high honors from Penn State University, an M.S.O.D. from American University, an M.S. in taxation from Bentley College, and an M.B.A. from Stanford University Graduate School of Business, where he was an Arjay Miller Scholar. Mr. Booth is also a licensed CPA.

Joseph Mirisola	40	Mr. Mirisola has served as the Company’s Chief Revenue Officer since January 2020. Prior to that, Mr. Mirisola served as the Company’s SVP of Sales and Revenue from January 2018 to December 2019, Vice President of Sales from January 2013 to December 2017 and the Director of Business Development from April 2011 to December 2012. Before joining the Company, he held positions as a mortgage banker from 2005 to 2007 and then was a partner at Universal Home Lending Corp and Universal Unsecured Lending Corp until 2010. Mr. Mirisola currently serves on the board of directors of FINTRX, a private company. Mr. Mirisola attended the University of Massachusetts Dartmouth.

Kate Shamsuddin Jensen	36	Ms. Shamsuddin has served as the Company’s Chief Product Officer since January 2020. Prior to being the Company’s Chief Product Officer, Ms. Shamsuddin served as the Company’s Senior Vice President of Strategy from January 2018 to December 2019, Vice President of Strategy from September 2016 to December 2017, and Director of Product Strategy from February 2015 to September 2016. Prior to joining the Company, Ms. Shamsuddin worked in strategic services at Blue Cross Blue Shield Association, a national association of 30+ independent, community-based, and locally operated Blue Cross Blue Shield companies. At Blue Cross Blue Shield Association, Ms. Shamsuddin developed strategic initiatives and products to use across all of the Blue Cross Blue Shield companies. Ms. Shamsuddin holds a B.A. in Anthropology and Global Health from Emory University and an M.S. in Health Policy and Management from Harvard University School of Public Health.

PROPOSAL NO. 2—ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in the proxy statement. Accordingly, the Company is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year, or every three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of the Company’s named executive officers be submitted to the stockholders every year.

The Board believes that an annual advisory vote on the compensation of our named executive officers is the most appropriate policy for us at this time. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide the most direct and timely input to the Board and the HCM and Compensation Committee with respect to our compensation philosophy, policies, and practices. The Board also believes that an annual vote is consistent with our efforts to seek input and engage with stockholders to further understand their perspectives.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two, or three years or abstain from voting on this proposal. While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every other year, or every three years. The option among those choices that receives the affirmative vote of the holders of a majority in voting power of the shares of stock present in person or by proxy and entitled to vote thereon will be deemed to be the frequency preferred by the stockholders.

The Board and the HCM and Compensation Committee value the opinions of stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board or the Company, the Board may decide that it is in the best interests of the stockholders to hold an advisory vote on executive compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.

The shares represented by your proxy will be voted for “ONE YEAR” as the preferred frequency of advisory votes to approve executive compensation unless you specify otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “ONE YEAR” AS THE PREFERRED FREQUENCY OF ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION.

PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted “FOR” the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

In connection with the audit of the 2022 financial statements, we entered into an agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

The following table summarizes fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, in the identified categories for the years ended December 31, 2022 and 2021:

	2022	2021
Audit fees(1)	$1,530,828	$976,257
Audit-related fees(2)	35,000	1,700,000
Tax fees(3)	946,320	153,185
All other fees(4)	1,895	1,895

Total:	$2,514,043	$2,831,337

(1)

Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, reviews of financial statements, and the fees for services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)

Represents fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit fees.” These services in 2022 and 2021 consisted primarily of attestation services for such matters as required for consents and comfort letters related to registration statements and other filings with the Securities and Exchange Commission.

(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice, and tax planning.
(4)	“All other fees” consisted of annual subscription fees for accounting research software.

All of the services shown in this table for 2022 and 2021 were pre-approved by the Audit Committee. The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for, and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report is not to be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A of the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor is such information to be incorporated by reference into any future filing under the Securities Exchange Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation, and integrity of our financial statements, the application of accounting and financial reporting principles, and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Samuel A. Hamood, Chair

Kathleen A. Winters

Sastry Chilukuri

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“named executive officers” or “NEOs”) listed below. This CD&A also describes the Human Capital Management & Compensation Committee’s (the “HCM & Compensation Committee”) process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2022.

Our NEOs for fiscal 2022 were:

•	Robert Musslewhite, our Chief Executive Officer (“CEO”) and director and former President;

•	Jason Krantz, our Executive Chairman and director and former CEO;

•	Jonathan Maack, our President;

•	Richard Booth, our Chief Financial Officer;

•	Kate Shamsuddin Jensen, our Chief Product Officer;

•	Joseph Mirisola, our Chief Revenue Officer; and

•	David Samuels, our former Chief Legal Officer.

On August 1, 2022, Mr. Krantz transitioned from the role of Company CEO to Executive Chairman at which time the Company promoted Mr. Musslewhite from President to CEO. Mr. Maack became President of the Company effective November 3, 2022, and Mr. Samuels transitioned out of the Chief Legal Officer role effective November 16, 2022. More information on each of these transitions can be found under the headings, “—Executive Summary—2022 Compensation Highlights” and “—2022 Executive Compensation Program—Long-Term Equity Incentives” in this CD&A and under the heading “—Employment Agreements” in the narrative to the Summary Compensation Table below.

EXECUTIVE SUMMARY

At Definitive Healthcare, our mission is to transform data, analytics, and expertise into healthcare commercial intelligence. We help clients uncover the right markets, opportunities, and people, so they can shape tomorrow’s healthcare industry. Our SaaS platform creates new paths to commercial success in the healthcare market, so companies can identify where to go next.

Since our IPO in September 2021, we have experienced strong revenue growth and continue to produce exceptional results. Our strength is broad-based across all of our segments, and we continue to innovate to build the next generation of healthcare commercial intelligence solutions.

2022 Business Highlights

The Company delivered strong performance in 2022, with a 34% year-over-year revenue growth rate and a 29% adjusted EBITDA margin – representing a “Rule of 63” performance. This unique combination of high growth and profitability allows us to continue to effectively grow and scale the business, while maintaining a clear focus on maximizing our long-term success and value creation for customers and shareholders.

The following are key Company financial highlights for 2022:

•	Revenue was $222.7 million for the year, an increase of 34% from $166.2 million for the full year 2021.

•	Annual Recurring Revenue (ARR) (as defined under “Annual Incentives” below) was $239.8 million, an increase of 24% from $193.8 million at year-end 2021.

•

Net Dollar Retention (NDR) (as defined under “Annual Incentives” below) was 110% for customers generating more than $100,000 in ARR (Enterprise Customers), down from 120% at year-end 2021. NDR was 103% for all customers with ARR greater than $17,500, down from 111% at year-end 2021. Overall NDR was 102%, down from 108% as of year-end 2021.

•

We ended the year with 538 Enterprise Customers with ARR of greater than $100,000 per year, up 29% from 417 as of year-end 2021. These Enterprise Customers account for approximately 61% of our total ARR for year-end 2022.

•	GAAP Net loss was $(22.3) million, or 10% of revenue, compared to $(61.3) million, or 37% of revenue for the full year 2021.

•	Adjusted EBITDA was $63.7 million, or 29% of revenue, compared to $56 million, or 34% of revenue for the full year 2021.

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. See Appendix A below for more information about these non-GAAP financial measures and for reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures.

2022 Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual incentives, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component of any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term, sustainable stockholder value creation. Based on our performance and consistent with the design of our program, we made the following executive compensation decisions for fiscal 2022 in our full first year of being a publicly traded company:

•	Base Salaries. None of the NEOs received base salary increases for 2022.

•

Annual Incentives. In early 2022, our HCM & Compensation Committee established challenging performance goals for the Company under our 2022 Corporate Bonus Program (the “Bonus Program”). Each of our NEOs received the opportunity to earn annual cash incentives under the Bonus Program, which is designed to incentivize and reward our executives for their leadership and contributions to the Company’s success, based on both Company and individual performance (solely based upon Company performance for CEO and Executive Chair). Despite a year of strong growth, key strategic accomplishments, and a significant increase in revenue over 2021, the Company did not meet the rigorous ARR performance targets required for payouts. Accordingly, none of the NEOs received payouts under the Bonus Program for 2022. However, the HCM & Compensation Committee and Board determined to award cash bonuses to our NEOs in recognition of the Company’s financial performance and strategic achievements in the difficult economic conditions of 2022.

•

Long-Term Equity Incentives. Our NEOs were issued grants of time-based restricted stock units (“RSUs”) and performance-based RSUs (“PSUs”) at the time of the Company’s IPO, on September 14, 2021. Accordingly, the HCM & Compensation Committee and Board determined not to provide our NEOs with any equity grants in 2022, other than the one-time RSU and PSU grants awarded to Mr. Musslewhite in recognition of his promotion to CEO and the one-time RSU grant awarded to Mr. Maack in connection with his new hire arrangement (see below for descriptions of each of these awards).

•

Mr. Musslewhite’s Promotion to CEO. Mr. Musslewhite became CEO of the Company effective August 1, 2022. In connection with his promotion, Mr. Musslewhite did not receive any cash compensation increases but received two grants of RSUs (333,322 RSUs vesting 30% on May 4, 2023 and 7% per quarter over the subsequent 30-months, and 83,333 RSUs vesting 25% on May 4, 2023 and 6.25% per quarter over the subsequent three years, in each case, subject to Mr. Musslewhite’s continued service to the Company through each vesting date), and a grant of 125,000 PSUs (at target), which vest based upon the Company’s relative total shareholder return performance versus the Nasdaq Composite index of SaaS and Health Care Information Technology companies over a three-year performance period. These grants provide strong alignment with shareholders and ensure focus on long-term value creation. For additional detail, please see the headings “—2022 Executive Compensation Program—Long-Term Equity Incentives” in this CD&A and under the heading “—Employment Agreements” in the narratives to the Summary Compensation Table below.

•

Hiring Mr. Maack. Mr. Maack joined the Company as President effective November 3, 2022. To attract Mr. Maack to Definitive Healthcare, in addition to offering a market-based annual compensation package, it was critical to also provide one-time awards to offset unvested equity left behind at his prior employer. Mr. Maack’s one-time “sign-on” package utilized a mix of cash and equity. Mr. Maack’s annual base salary was set at $400,000 and his annual cash incentive opportunity target for 2022 was set at 70% of his base salary, prorated from his start date (and guaranteed for 2022). His new hire arrangement also included a one-time cash relocation payment of $330,000, subject to a clawback provision if he voluntarily terminates his employment with the Company within two years (100% repayment to the Company if he is employed for less than 12-months; 50% repayment if he is employed between 12 and 24 months), as well as a one-time grant of 546,303 RSUs. The RSUs will vest 25% on November 3, 2023 and 6.25% every three months thereafter for three years (4 year total vest), subject to Mr. Maack’s continued service to the Company through each vesting date. For additional detail regarding Mr. Maack’s new-hire compensation package, please see the headings “—2022 Executive Compensation Program—Long-Term Equity Incentives” in this CD&A and the heading “—Employment Agreements” in the narratives to the Summary Compensation Table.

Best Compensation Practices & Policies

We believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay and long-term compensation over short-term compensation, with a significant portion tied to our financial results and stock performance	×	No tax gross ups, other than for qualified relocation expenses
✓	Maintain anti-hedging and anti-pledging policies	×	No automatic or guaranteed annual salary increases
✓	Provide for “double-trigger” post-IPO equity award vesting and severance benefits upon a change in control	×	No significant perquisites
✓	Use an independent compensation consultant reporting directly to the HCM & Compensation Committee to assess compensation relative to the market in order to retain and hire the best talent	×	No supplemental executive retirement plans
✓	Review compensation levels internally to determine pay equity	×	No excessive severance benefits
✓	Use relevant peer group pay quantum and design data as a reference point	×	No outsized / aspirational peer groups are used
✓	Incentive plan goals aligned with stockholder interests
✓	Maximum caps on incentive opportunities
✓	Stock ownership guidelines for executives and non-employee directors

Stockholder Say-on-Pay Vote

During the fiscal year ending December 31, 2022, we became a large, accelerated filer and exited the “emerging growth company” status as defined in the Jumpstart Our Business Startups Act. As such, our stockholders will have their first opportunity to cast a non-binding advisory vote to approve our executive compensation at our 2024 annual meeting of stockholders. In the future, we intend to consider the outcome of such say-on-pay votes when making compensation decisions regarding our executive compensation. Depending on the outcome of Proposal No. 2 (regarding the frequency of future say-on-pay votes), we expect to hold say-on-pay votes annually thereafter.

WHAT GUIDES OUR PROGRAM

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is driven by the following guiding principles that underpin the critical connections between performance, long-term value creation, talent management, compensation governance, and our cultural values:

•

Competitively Positioned: Target compensation should be competitive with the compensation being offered to individuals in comparable roles at other companies with which we compete for talent to ensure that we attract, motivate, and retain the best people to lead our success.

•

Performance-Driven and Stockholder-Aligned: A meaningful portion of total compensation should be variable and linked to the achievement of specific short and long-term performance objectives and designed to drive stockholder value creation.

•	Responsibly Governed: Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Elements of Pay: Total Direct Compensation

Our executive compensation philosophy is supported by the following principal elements of pay:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual financial and strategic objectives that contribute to the creation of stockholder value.
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial goals that drive the creation of stockholder value and align executives’ interests with those of our stockholders. Additionally, equity incentives retain executive talent through multi-year vesting schedules and foster a culture of thinking and acting like business owners.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our executives, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

The HCM & Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that it believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives. A significant portion of the named executive officers’ total target compensation is comprised of performance-based bonus opportunities and long-term equity awards in order to align their incentives with the interests of our stockholders and our corporate goals.

While we do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term incentive compensation or among cash and non-cash compensation, in making executive compensation decisions, the HCM & Compensation Committee generally considers each executive officer’s total target direct compensation, which consists of base salary, target bonus opportunity, and long-term equity awards (valued based on an approximation of grant date fair value), with an objective of having the value of such long-term equity awards comprise at least a majority of each executive’s total target direct compensation. The mix of incentives is reviewed and determined regularly by the HCM & Compensation Committee based on the short-term and long-term objectives of the business.

Executive Compensation Decision-Making Process

The Role of the HCM & Compensation Committee. The HCM & Compensation Committee oversees the executive compensation program for our NEOs. The HCM & Compensation Committee is comprised of independent, non-employee members of the Board. The HCM & Compensation Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year.

The HCM & Compensation Committee meets periodically throughout the year to, among other responsibilities, manage and evaluate our executive compensation program, and generally recommends to the full Board and/or approves the principal components of compensation (base salary, performance bonus awards, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions, or other special circumstances as our HCM & Compensation Committee and/or Board determines appropriate. Historically, all final compensation and equity award decisions regarding NEOs and other executive officers (except for the CEO and Executive Chair) were determined by the members of the full Board, based upon the recommendations of the HCM & Compensation Committee, and the equity awards and compensation of the CEO and Executive Chair were determined by the independent members of the full Board, based upon recommendations of the HCM & Compensation Committee. Following the amendment of our HCM & Compensation Committee Charter in March 2023, the HCM & Compensation Committee is authorized to approve the equity awards and executive compensation of our CEO and other executive officers. The related actions of the HCM & Compensation Committee described in this Compensation Discussion & Analysis therefore generally refer to deliberations and recommendations approved by the full Board prior to March 2023 and to approvals by the committee itself thereafter.

The Role of Management. Members of our management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated; however, they are not present for, nor do they participate in, discussions about their own pay. The CEO makes recommendations pertaining to the pay of other executives (NEOs other than himself and non-NEOs) to the HCM & Compensation Committee providing transparency and oversight. The CEO is not present for the deliberations of, and does not vote on, his own compensation. Independent directors make all final determinations regarding CEO compensation.

The Role of the Independent Consultant. The HCM & Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its charter, the HCM & Compensation Committee has hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant. Pearl Meyer reports directly to the HCM & Compensation Committee and does not provide any additional services to management or the Board. The HCM & Compensation Committee has analyzed whether the work of Pearl Meyer as the compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC guidelines. Based on its analysis, our HCM & Compensation Committee determined that the work of Pearl Meyer and the individual compensation advisors has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC and the Nasdaq listing standards.

The Role of Peer Group Companies. The HCM & Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. For purposes of establishing 2022 compensation practices and pay levels, in conjunction with the recommendations of Pearl Meyer, the HCM & Compensation Committee considered publicly available data for a group of peer companies (the “2022 Compensation Peer Group”) as well as industry specific survey data, where appropriate, that was more reflective of the size and scope of our Company at the time of our IPO. Peer data is one factor reviewed to determine pay decisions for each NEO. Selection criteria at that time for the 2022 Compensation Peer Group included:

•	Industry: Companies within the health care technology, application software, and interactive media and services industry groups.

•	Size: Companies with revenues ranging from approximately $108 million – $476 million (as of March 1, 2021).

•

Business Characteristics: Publicly traded companies with a similar focus on healthcare, SaaS technology, and analytics/intelligence solutions. Other factors assessed included timing of initial public offering, market capitalization, free cash flow margin, and revenue growth rate.

At the time of our IPO, our projected annual revenue was approximately $220 million. The companies ultimately selected for inclusion in the 2022 Compensation Peer Group had trailing twelve-month revenues ranging from $108 million to $476 million, with a median revenue of $230 million as of March 1, 2021. The members of the 2022 Compensation Peer Group are set forth in the table below:

Accolade, Inc.	PROS Holdings, Inc.
American Well Corporation	Schrodinger, Inc.
Anaplan, Inc.	Momentive Global Inc.
Certara, Inc.	Tabula Rasa Healthcare, Inc.
Duck Creek Technologies, Inc.	TechTarget, Inc.
Health Catalyst, Inc.	Upland Software, Inc.
nCino, Inc.	ZoomInfo Technologies, Inc.
ON24, Inc.

In May 2022, the HCM & Compensation Committee, with the assistance of Pearl Meyer, refreshed the Company’s peer group (the “Updated 2022 Compensation Peer Group”) to reflect its continuous evolution as a growing, public company. As part of this review and update, the peer group was modified to better reflect the Company’s current size and growth rate. Selection criteria was similar to what was used for the 2022 Compensation Peer Group; however, revenue size, market capitalization, and market capitalization as a multiple of revenue are all better aligned. Given the timing of the selection of the Updated 2022 Compensation Peer Group, the only NEO compensation decision during 2022 for which the HCM & Compensation Committee used the Updated 2022 Compensation Peer Group as a reference point was Mr. Maack’s compensation package provided in connection with his November 3, 2022 hiring. The members of the Updated 2022 Compensation Peer Group are listed below:

Amplitude, Inc.	Matterport, Inc.
Braze, Inc.	nCino, Inc.
Certara, Inc.	Olo Inc.
Clearwater Analytics Holdings, Inc.	OptimizeRx Corporation
CS Disco, Inc.	Phreesia, Inc.
DoubleVerify Holdings, Inc.	Sprout Social, Inc.
Doximity, Inc.	Veeva Systems Inc.
Duck Creek Technologies, Inc.	ZoomInfo Technologies Inc.
Health Catalyst, Inc.

For 2023, the HCM & Compensation Committee, with the assistance of Pearl Meyer, further revised the Company’s peer group (the “2023 Compensation Peer Group”). As part of this review and update, the peer group was modified as follows to better reflect growth rate and sector relevance. Selection criteria were similar to what was used for the Updated 2022 Compensation Peer Group. The members of the 2023 Compensation Peer Group were identical to the Updated 2022 Compensation Peer Group, except that Duck Creek Technologies, Inc. was removed from the list given lack of alignment on business fit and financial profile.

It is important to note that this market data is not the sole determinant in setting pay levels for the NEOs. Actual pay levels can be above or below the targeted levels depending on factors such as experience, individual or company performance, tenure, employee potential, unique skills, criticality of the position to the Company, and other factors. In general, the HCM & Compensation Committee desires to balance general internal and external equity and reserve the right to use discretion to deviate when necessary to recruit employees and/or retain the right talent.

2022 EXECUTIVE COMPENSATION PROGRAM

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the HCM & Compensation Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The HCM & Compensation Committee considers factors such as competitive market data as well as individual performance, experience, tenure, internal equity, and employee potential, but does not assign a weight to any particular criterion when setting base salaries. Salary levels are reviewed annually as part of our performance review process as well as upon a promotion or other material change in job responsibility. Merit-based increases to salaries of the NEOs are based on the HCM & Compensation Committee’s assessment of each individual’s performance, taking into account the recommendations of the CEO (for NEOs other than the CEO).

In early 2022, the HCM & Compensation Committee reviewed the base salaries of our then-serving NEOs and determined not to make any adjustments due to the recency of base salary adjustments made prior to the Company’s IPO.

In addition, in connection with their transitions to the roles of Executive Chairman and CEO, respectively, the HCM & Compensation Committee determined not to adjust Mr. Krantz or Mr. Musslewhite’s base salaries because Mr. Musslewhite’s base salary was already comparable to that of the CEO position, and Mr. Krantz was expected to continue to be highly involved with Definitive Healthcare in his role of Executive Chairman. We set Mr. Maack’s base salary in connection with his commencement of employment as President effective November 3, 2022. Mr. Maack’s base salary was based on the amount of compensation that the HCM & Compensation Committee felt would be appropriate in relation to market data and our other executive officer and NEO compensation.

The 2021 and 2022 base salaries of our named executive officers are reflected in the table below:

Name	2021 Base Salary Rate	2022 Base Salary Rate	% Adjustment
Robert Musslewhite(1)	$429,000	$429,000	—
Jason Krantz(2)	$428,655	$428,655	—
Jonathan Maack(3)	—	$400,000	—
Richard Booth(4)	$350,000	$350,000	—
Kate Shamsuddin Jensen(5)	$300,000	$300,000	—
Joseph Mirisola(6)	$300,000	$300,000	—
David Samuels(7)	$350,000	$350,000	—

(1)

Mr. Musslewhite’s 2021 base salary was effective on October 7, 2021, the date of his appointment as President of the Company. The Board appointed Mr. Musslewhite as the Company’s CEO, effective August 1, 2022, succeeding Jason Krantz.

(2)	Mr. Krantz transitioned out of the Chief Executive Officer role effective July 31, 2022. Effective August 1, 2022, Mr. Krantz was appointed Executive Chairman.
(3)	Mr. Maack’s 2022 base salary rate was effective on November 3, 2022, his employment start date.
(4)	Mr. Booth’s 2021 base salary rate was effective on March 15, 2021, his employment start date.
(5)	Ms. Shamsuddin’s base salary was increased from $257,250 on September 1, 2021.
(6)	Mr. Mirisola’s base salary was increased from $280,500 on September 1, 2021.
(7)	Mr. Samuels joined the Company effective February 1, 2021, transitioned to part-time effective November 12, 2022, and transitioned out of the Chief Legal Officer role effective November 16, 2022.

Annual Incentives

In fiscal 2022, we provided annual cash incentive opportunities to our NEOs under our Bonus Program. We use our Bonus Program to provide annual performance-based cash incentive awards to motivate and reward eligible employees, including the NEOs, for the Company’s achievement of financial objectives, as established by the Board each year.

Target Award Opportunity. Actual payouts depend on the achievement of pre-determined financial and individual performance objectives, as applicable. Base, target and stretch annual bonus opportunities are each expressed as a percentage of base salary and were established based on each NEO’s level of responsibility and their ability to impact overall results. The HCM & Compensation Committee also considers market data in setting target award amounts. Award opportunities for 2022 were as follows:

Name	Base (% of Base Salary)	Bonus Target (% of Base Salary)	Stretch (% of Base Salary)	Bonus Target ($)
Robert Musslewhite	52%	60%	68%	$257,400
Jason Krantz	52%	60%	68%	$257,193
Jonathan Maack(1)	54%	62%	70%	—
Richard Booth	50%	57.5%	65%	$201,250
Kate Shamsuddin Jensen	25%	33.3%	41.7%	$100,000
Joseph Mirisola	25%	41.7%	66.7%	$125,000
David Samuels	50%	57.5%	65%	$201,250

(1)

Mr. Maack did not participate in our Bonus Program for 2022. Pursuant to the terms of his employment agreement, Mr. Maack was entitled to a guaranteed bonus for 2022, equal to 70% of his base salary, prorated based on his employment start date.

Performance Measures & Weightings. For Messrs. Musslewhite and Krantz, annual incentive award opportunities for 2022 were based entirely on the Company’s financial performance. For the other NEOs, 75% of the annual incentive award opportunity for 2022 was based on the Company’s financial performance and 25% was based on the performance of those individuals against their respective goals, objectives, key performance indicators (“KPIs”), and the Company’s model behaviors. Those NEOs whose annual incentive award opportunity was based on both Company financial performance and individual performance would only have received a payout under the Bonus Program to the extent that Company performance satisfied at least the base performance goal, even if the individual performance goals had been achieved.

Company Financial Performance. For fiscal 2022, Company financial performance under the Bonus Program was measured against the Company’s ARR. ARR is defined as annualized recurring revenue as of the end of calendar 2022. The performance objectives were established and approved by the HCM & Compensation Committee at the beginning of fiscal 2022 and updated on March 9, 2022 to reflect the impact of the acquisition of Analytical Wizards, Inc. The Board selected ARR as the Company financial performance measure under the Bonus Program because it believed that ARR reflected a commonly recognized measure of financial and operating performance within our industry and is a key driver of sustained value creation for our stockholders.

If the performance objective is achieved at target, award payouts are equal to target bonus opportunity. If performance exceeds or falls short of target, then payouts are adjusted according to the level of achievement, as such level of achievement is approved by the HCM & Compensation Committee. The chart below shows the 2022 ARR goals. For 2022, there was no interpolation between payout levels. In other words, actual achievement below base would have resulted in no payment, achievement between base and target would have been calculated based upon base, achievement between target and stretch would have been calculated based upon target and any achievement above stretch would have been calculated based upon stretch.

Payout Level	2022 Company Financial Performance Targets
ARR
Stretch	$273.4M
Target	$265.8M
Base	$258.2M

Individual Performance. As noted above, the 2022 Bonus Program opportunity for each of our NEOs other than Messrs. Musslewhite and Krantz was based 25% on the individual performance against their respective goals, objectives, KPIs, and the Company’s model behaviors. To assess individual performance, the HCM & Compensation Committee reviewed the qualitative goals tied to key strategic initiatives, as well as each NEO’s respective areas of responsibility. None of the goals for 2022 were individually weighted. Based on actual performance, the individual performance component of the 2022 annual bonus was eligible for a payout ranging from 0% to 25% of the individual NEO’s bonus target.

•

For Mr. Booth, individual goals were tied to increased productivity in G&A operations, cost savings strategies and purchasing improvements, investor relations performance, and efficient use of systems and shared services.

•	For Ms. Shamsuddin, individual goals were tied to product strategy, product innovation, and data expansion.

•	For Mr. Mirisola, individual goals were tied to new business sales, upsell revenue, customer retention, sales talent and development, and commercial integration efforts.

•	For Mr. Samuels, individual goals were tied to corporate governance matters, litigation management, coordination of board activities, and securities and other regulatory filings.

Actual 2022 Performance and Bonus Payouts. In January 2023, the HCM & Compensation Committee determined that the Company’s actual performance against the ARR target was below base level at $239.8 million. In evaluating the individual performance components, the HCM & Compensation Committee considered attainment of the individual goals and further considered each NEO’s contribution to the Company’s overall performance, noting that such successes were due in large part to the individual efforts of the NEOs. Based on the foregoing evaluation, the HCM & Compensation Committee determined to ascribe a range of 15% to 22.5% attainment to the individual performance component of the 2022 Bonus Program based on the individual’s results. However, given that achievement of ARR fell below the base level against rigorous objectives, no amounts were earned for 2022 pursuant to the Bonus Program with respect to either Company or individual performance.

Although base performance levels under the Bonus Program were not met for 2022, after careful consideration of various performance indicators, the Company’s strong performance in 2022 on many dimensions, and input from Pearl Meyer, the HCM & Compensation Committee and Board determined that a partial payout of the amounts that would have been payable under the Bonus Program was appropriate to align our NEOs’ compensation with the strong absolute financial performance under unfavorable macroeconomic and industry conditions, and the achievement of the Company’s strategic initiatives and non-sales priorities in 2022. Actual payout level for each NEO (excluding Mr. Maack) was below target. The HCM & Compensation Committee believes that these payouts are consistent with our compensation philosophy and will help to drive long-term value creation for our shareholders.

The table below sets forth, for each NEO, the original target bonus amounts, and the actual bonus payouts recommended by the HCM & Compensation Committee and approved by the Board for the NEOs in February 2023.

Name	Original Target Under Bonus Program	Actual Bonus Payout
Robert Musslewhite	$257,400	$223,080
Jason Krantz	$257,193	$222,901
Jonathan Maack(1)	—	$46,027
Richard Booth	$201,250	$183,422
Kate Shamsuddin Jensen	$100,000	$80,938
Joseph Mirisola	$125,000	$90,000
David Samuels(2)	$201,250	$174,016

(1)	As noted above, pursuant to the terms of his employment agreement, Mr. Maack was entitled to a guaranteed bonus for 2022, equal to 70% of his base salary, prorated based on his employment start date.
(2)

Mr. Samuels ceased serving as our Chief Legal Officer in November 2022. Pursuant to his separation agreement with the Company, he was entitled to receive a cash bonus for 2022 pursuant to substantially the same terms applicable to 2022 bonuses paid to other members of the Company’s executive team. His payout was prorated based on his last day of full-time employment of November 11, 2022.

Long-Term Equity Incentives

In connection with our IPO, we adopted the Definitive Healthcare Corp. 2021 Equity Incentive Plan (the “2021 Plan”), the purpose of which is to align the interests of eligible participants with our stockholders by providing incentive compensation tied to the Company’s performance. Individual long-term equity incentive grants historically have been determined by the HCM & Compensation Committee and Board based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity among executives, and market data provided by our independent compensation consultant.

Our NEOs were issued RSUs and PSUs at the time of the Company’s IPO in the third quarter of 2021. Accordingly, the HCM & Compensation Committee determined not to award any equity grants to the NEOs in 2022, other than the one-time RSU and PSU grants awarded to Mr. Musslewhite in recognition of his promotion to CEO and the one-time RSU grant awarded to Mr. Maack in connection with his new hire arrangement, each of which is described below. In future years, annual time- and performance-vesting equity awards will be considered as part of the standard compensation package for NEOs.

One-Time Promotional RSU and PSU Award. To recognize Mr. Musslewhite’s promotion to CEO and in consideration of peer group benchmarks, prior CEO background, collective years of experience, and value to the Company as an internal promotion (as compared to an external hire), the Board approved a one-time equity award using a mix of RSUs and PSUs, as follows:

•	333,322 RSUs that will vest 30% on May 4, 2023, followed by quarterly vesting of 7% per quarter until fully vested over the subsequent 30 months.

•	83,333 RSUs that will vest 25% on the May 4, 2023, followed by quarterly vesting of 6.25% per quarter until fully vested over the subsequent three years.

•

125,000 PSUs (at target) that will be eligible to cliff vest at the end of a three-year performance period (1/1/2022 – 12/31/2024) based upon the Company’s total shareholder return (“TSR”) versus the Nasdaq Composite index of SaaS and Health Care Information Technology companies, which we refer to as “relative TSR”. PSUs will pay out as follows:

Performance Level (Percentile Positioning)	Payout (as a % of Target)
Superior: 90th percentile	300%
Exceptional: 75th percentile	200%
Target: 60th percentile	100%
Threshold: 50th percentile	50%
Below Threshold	0%

Payout will be capped at target if the Company’s absolute TSR is negative at the end of the performance period, irrespective of the relative performance outcomes. Stock price will be measured using a 20-day average for starting and ending prices to smooth market fluctuations. TSR will be calculated by reinvesting dividends issued throughout the performance period at the closing price on the ex-dividend date.

New-Hire RSU Grant. In connection with his appointment to the role of President, Mr. Maack received a grant of 546,303 RSUs, which will vest 25% on November 3, 2023, followed by quarterly vesting of 6.25% per quarter until fully vested over the subsequent three years. The HCM & Compensation Committee determined that this new-hire grant was appropriate in order to compete with offers for equity compensation from Mr. Maack’s prior employer.

Determination of 2021 PSU Performance. As noted above, in connection with our IPO in the fourth quarter of 2021, certain of our NEOs received grants of PSUs. The 2021 PSUs were subject to vesting to the extent that performance goals based on Net Dollar Retention and Enterprise Customer Growth Rates were achieved during the 2022 calendar year. The HCM & Compensation Committee selected these performance measures because they represented important drivers of long-term shareholder value. Enterprise Customers represent the majority of our ARR and are a key focus of our go-to-market programs, and NDR is an indicator of the growth in use of our platform by our existing customers.

To the extent that the performance goals were achieved during the performance period, the PSUs that were determined to be eligible to vest based on performance would vest one-third on each of January 1, 2023,

January 1, 2024, and January 1, 2025, subject to the NEO’s continued service through each applicable vesting date. The performance goals applicable to the 2021 PSUs, the respective weightings, and the actual results are set forth in the table below.

Payout Level	% of Target	2021 PSU Performance Goals
		Net Dollar Retention(1) (Weighted 67%)	Enterprise Customer Growth Rate(2) (Weighted 33%)
Stretch	200%	112.6%	52%
Target	100%	111.6%	47%
Base	50%	110.6%	42%
Actual Results(3)	Attainment	102.9%	29%

(1)

Net Dollar Retention (NDR): NDR is based on previous year’s clients who are retained with ARR over $17,500. It is defined as the percentage of ARR retained from existing customers across a defined period, after accounting for upsell, down-sell, pricing changes and churn. We calculate NDR as beginning ARR for a period, plus (i) expansion ARR (including, but not limited to, upsell and pricing increases), less (ii) churn (including, but not limited to, non-renewals and contractions), divided by (iii) beginning ARR for a period.

(2)

New Enterprise Customers: New Enterprise Customers is defined as new bookings with ARR over $100,000. It is calculated as the percentage changed of new enterprise clients over the course of the year. This would include both organic growth and new clients acquired through M&A, though inorganic growth is capped and can only account for a maximum of 40% of the total number of New Enterprise Customers.

(3)	The actual percent of target achieved is calculated based on straight-line interpolation between incremental goal levels established between base and target and target and stretch.

Because the HCM & Compensation Committee determined that performance against each of the performance goals for the 2021 PSUs fell below base, none of the 2021 PSUs were determined eligible to vest, as shown in the table below:

Name	Target PSUs (#)	Actual PSUs Eligible to Vest
Robert Musslewhite(1)	—	—
Jason Krantz	48,148	—
Jonathan Maack(1)	—	—
Richard Booth	18,056	—
Kate Shamsuddin Jensen	18,981	—
Joseph Mirisola	18,981	—
David Samuels	8,333	—

(1)	Mr. Musslewhite and Mr. Maack did not receive 2021 PSU awards because they were not employed by the Company at the time that the awards were granted.

OTHER FEATURES OF OUR COMPENSATION PROGRAM

Employment Agreements and Offer Letters

We have entered into employment agreements or offer letters with each of our named executive officers upon their joining the Company. Each of these agreements established the named executive officer’s starting base salary, initial target annual bonus opportunity, and initial equity grant. These individuals’ base salaries, annual bonus opportunities and any equity awards are reviewed annually by the HCM & Compensation Committee; the amounts effective for fiscal year 2022 are described above in this CD&A. The agreements are summarized below under “—Employment Agreements.” We intend to periodically review the level of benefits in these agreements.

Severance and Change in Control Benefits

We provide our named executive officers with certain severance and change in control protections in their employment agreements and/or offer letters in order to attract and retain an appropriate caliber of talent for such positions. These protections are summarized below under the heading “Employment Agreements” in the narrative to the Potential Payments upon Termination or Change-in-Control Table below. Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay.

Stock Ownership Guidelines

At the recommendation of our HCM & Compensation Committee, our Board adopted minimum stock ownership guidelines (the “Director Holding Guidelines”) applicable to non-employee directors in May 2022. In March 2023, at the recommendation of our HCM & Compensation Committee, the Board adopted similar guidelines to apply to our executive officers, including our NEOs and our Executive Chairman (the “Executive Holding Guidelines”). The Executive Holding Guidelines provide that such persons are required to achieve, and maintain, ownership of our common stock valued at the following multiple of their annual base salary, as applicable:

•	CEO: 6x base salary

•	Executive Chairman: 3x CEO’s base salary

•	Other Executive Officers: 3x base salary

Each such executive officer is expected to meet the applicable guideline level within five years after the later of adoption of the Executive Holding Guidelines or the person becoming subject to such guidelines and to maintain such levels for so long as they remain subject to the Executive Holding Guidelines. Executive officers who have not yet satisfied their applicable guideline level are required to retain 25% of the shares of our common stock that they receive as the result of the exercise, vesting or payment of any equity awards granted to them until in compliance. Shares counting toward meeting the requisite guideline levels include outstanding shares of our Class A common stock, vested and unvested LLC Units (as defined below), and vested and unvested time-based RSUs.

For a description of the Director Holding Guidelines applicable to our non-employee directors see “Director Compensation – Director Stock Ownership Guidelines.”

Other Benefits and Perquisites

All of our NEOs are eligible to participate in our employee benefit plans, including medical, dental, vision, and life insurance plans, in each case on the same basis as all of our other employees. We pay premiums for medical coverage on behalf of our NEOs. We also pay the premiums for the life, disability, accidental death, and dismemberment insurance for all employees, including our NEOs. We generally do not provide perquisites or personal benefits.

Retirement

Our NEOS are eligible to participate in a tax-qualified defined contribution plan, the Definitive Healthcare LLC 401(k) Profit Sharing Plan (the “401(k) Plan”), which provides U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (“Roth”) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). We may make matching and discretionary profit-sharing contributions for the plan year ending December 31, based on employee deferrals for the plan year. For 2022, we provided matching contributions equal to 100% of the participants’ salary deferrals up to 3% of their compensation and 50% of their salary deferrals on the following 2% of compensation. We did not make any discretionary profit-

sharing contributions to the 401(k) Plan for the 2022 plan year. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan.

TAX AND ACCOUNTING CONSIDERATIONS

As a general matter, the HCM & Compensation Committee reviews and consider the various tax and accounting implications of compensation programs we utilize.

Code Section 162(m)

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the HCM & Compensation Committee will consider tax implications as one factor in determining executive compensation, the HCM & Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The HCM & Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Code Section 409A

Section 409A of the Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Code Section 280G

Section 280G of the Code (“Section 280G”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options, restricted stock, and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, the HCM & Compensation Committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the HCM & Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of restricted stock units under our equity incentive award plans are accounted for under ASC Topic 718. The HCM & Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

OTHER PRACTICES, POLICIES & GUIDELINES

Compensation Recovery

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our CEO and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.

Anti-Hedging & Pledging Policies

We prohibit directors, officers, and employees from trading in options, warrants, puts and calls, or similar instruments on the Company’s securities or short selling such securities. In addition, directors, officers, and employees are prohibited from purchasing any financial instrument or entering into any transaction that is designed to hedge, establish downside price protection, or otherwise offset declines in the market value of the Company’s securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds), and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s securities. Our insider trading policy also prohibits directors, officers, and employees from pledging, hypothecating, or otherwise encumbering the Company’s securities as collateral for indebtedness.

Insider Trading Policy

Pursuant to our insider trading policy, no director, officer, or other employee of the Company who is aware of material nonpublic information related to the Company may, directly or indirectly, through family members or other persons or entities, buy or sell Company securities. In addition, if a director, officer, or other employee of the Company learns of material non-public information about a company with which the Company does business, including a customer or supplier, our insider trading policy prohibits trading in, taking advantage of, or sharing information about that company’s securities until the information is made public or is no longer material.

Compensation Risk Assessment

Our HCM & Compensation Committee is responsible for evaluating, recommending, and approving executive officer compensation arrangements, plans, policies, and programs and performs an annual assessment of the risk they impose. In consultation with management, our HCM & Compensation Committee assessed our executive officer compensation arrangements, plans, policies, and programs and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. This risk assessment included, among other things, a review of the extent to which the Company’s compensation policies and practices could lead to excessive risk-taking behavior, the manner in which any risks arising out of the Company’s compensation policies and practices are monitored and mitigated and any adjustments that may be necessary to address changes in the Company’s risk profile.

REPORT OF THE HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE

The information contained in this report is not to be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A of the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor is such information to be incorporated by reference into any future filing under the Securities Exchange Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

The HCM & Compensation Committee operates pursuant to a charter which is reviewed annually by the HCM & Compensation Committee. Additionally, a brief description of the primary responsibilities of the HCM & Compensation Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—HCM & Compensation Committee.” Under the HCM & Compensation Committee charter, the HCM & Compensation Committee’s responsibilities include evaluating, recommending, and approving executive officer compensation arrangements, plans, policies, and programs.

The HCM & Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the HCM & Compensation Committee of the Company’s Board of Directors:

Jill Larsen, Chair

Jeff Haywood

Lauren Young

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information regarding the total compensation awarded to, earned by, or paid to our NEOs in fiscal 2022, 2021, and 2020. We did not issue stock options to our NEOs during any such period.

Name and Principal Position	Year	Salary(1) ($)		Bonus(2) ($)	Stock Awards(3) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total ($)
Robert Musslewhite Chief Executive Officer, Director and Former President(5)	2022	429,000	(1)	223,080	16,830,969		—	56,995	17,540,044
	2021	183,642		70,332	28,597,250		—	6,679	28,857,903
Jason Krantz Executive Chairman, Director and Former Chief Executive Officer(7)	2022	428,655		222,901	—		—	169,369	820,925
	2021	431,403		—	5,200,011		291,485	30,131	5,953,030
	2020	420,250		25,000	—		310,770	29,677	785,697
Jonathan Maack, President (6)	2022	61,538		46,027	7,555,370		—	342,524	8,005,459
Richard Booth Chief Financial Officer	2022	350,000		183,422	—		—	29,019	562,441
	2021	279,327		—	2,941,179		95,890	28,791	3,345,187
Kate Shamsuddin Jensen Chief Product Officer	2022	300,000		80,938	—		—	12,321	393,259
Joseph Mirisola Chief Revenue Officer	2022	300,000		90,000	—		—	12,200	402,200
	2021	288,898		—	2,050,002		200,000	11,870	2,550,770
	2020	275,000		25,000	—		200,000	11,670	511,670
David Samuels Former Chief Legal Officer(8)	2022	318,005	(9)	—	1,764,913	(10)	—	488,129	2,571,047

(1)	For Mr. Musslewhite for 2021, salary includes $17,352 in director fees earned in 2021 and $60,690 in consulting fees earned in 2021.
(2)

For NEOs other than Mr. Maack, for 2022, represents cash awards paid in respect of the Company’s overall financial performance and strategic achievements during the fiscal year. For Mr. Maack for 2022, equals a guaranteed cash bonus amount equal to 70% of his base salary, pro-rated based on his service as President from November 3, 2022 through the end of the year, granted in connection with his appointment as President.

(3)

Represents the grant date fair value of equity awards granted to our NEOs under our 2021 Equity Incentive Plan and 2019 Equity Incentive Plan during the relevant years computed in accordance with ASC Topic 718. The valuation assumptions associated with such awards are discussed in Note 17 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022. Since the PSUs granted to Mr. Musslewhite in May 2022 (the “Promotion PSUs”) vest based on relative TSR, they are subject to market conditions and not performance conditions, as defined under ASC Topic 718, and therefore have no maximum grant date fair values that differ from the grant date fair values reported in this column. These amounts do not reflect the actual economic value that will be realized by the named executive officers upon the vesting of the RSUs or PSUs or the sale of any common stock acquired under such RSUs or PSUs. For a description of equity awards granted in 2022, see the “Grant of Plan-Based Awards Table” below.

(4)

Payments to our NEOs included in the “All Other Compensation” column for 2022 include the following: (i) for Mr. Musslewhite, 401(k) matching contributions, health insurance premiums of $15,014, and $36,632 in reimbursed legal fees, (ii) for Mr. Krantz, 401(k) matching contributions of $12,200, life insurance premiums, health insurance premiums of $22,430, short- and long-term disability insurance premiums, reimbursed legal fees, and $125,000 in filing fees paid by the Company pursuant to the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) for Mr. Booth, 401(k) matching contributions and health insurance premiums of $21,805, (iv) for Ms. Shamsuddin, 401(k) matching contributions and health insurance premiums, (v) for Mr. Mirisola, 401(k) matching contributions of $12,200, (vi) for Mr. Maack, health insurance premiums and, in connection with his appointment as

President, a lump-sum relocation payment of $330,000 and $12,524 in reimbursed legal fees, and (vii) for Mr. Samuels, 401(k) matching contributions of $12,200, health insurance premiums of $21,805, and an aggregate of $454,124 in cash severance payments, including $262,500 representing 39 weeks of salary, $174,016 representing a bonus payment for 2022, and $17,608 representing 9 months of Company-paid COBRA premiums.
(5)	Mr. Musslewhite has served as Chief Executive Officer since August 1, 2022, and previously served as President since October 7, 2021.
(6)	Mr. Krantz has served as Executive Chairman since August 1, 2022, and previously served as Chief Executive Officer since February 2011.
(7)	Mr. Maack has served as President since November 2022.
(8)

Mr. Samuels transitioned to part-time effective November 12, 2022, transitioned out of the Chief Legal Officer role effective November 15, 2022, and his employment with the Company ended on December 31, 2022.

(9)	Reflects base salary earned by Mr. Samuels with respect to his full-time employment through November 11, 2022.
(10)

Reflects the incremental fair value, as of the modification date in accordance with ASC Topic 718, with respect to the accelerated vesting of certain RSUs and LLC Units (as defined below) in connection with Mr. Samuels’ transition out of the Chief Legal Officer role and the end of his employment with the Company.

Grant of Plan-Based Awards Table

Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Musslewhite	PSUs	5/4/2022	5/3/2022	—	—	—	62,500	125,000	375,000	—	6,781,250
	RSUs	5/4/2022	5/3/2022	—	—	—	—	—	—	416,655	10,049,719
	Cash Incentive Bonus			223,080	257,400	291,720	—	—	—	—	—
Jason Krantz	Cash Incentive Bonus			222,901	257,193	291,485	—	—	—	—	—
Jonathan Maack	RSUs	11/3/2022	9/16/2022	—	—	—	—	—	—	546,303	7,555,370
Richard Booth	Cash Incentive Bonus			175,000	201,250	227,500	—	—	—	—	—
Joseph Mirisola	Cash Incentive Bonus			75,000	125,000	200,000	—	—	—	—	—
Kate Shamsuddin Jensen	Cash Incentive Bonus			75,000	100,000	125,000	—	—	—	—	—
David Samuels	Cash Incentive Bonus			175,000	201,250	227,500	—	—	—	—	—
	RSU Modification(5)	11/1/2022	11/1/2022	—	—	—	—	—	—	4,688	73,414
	LLC Unit Modification(5)	11/1/2022	11/1/2022	—	—	—	—	—	—	108,014	1,691,499

(1)

These columns set forth the threshold (base), target, and maximum (stretch) annual cash incentive amounts that could be earned by each named executive officer for 2022 under the 2022 Bonus Program. There is no linear interpolation for performance between points. The percentages of salary for threshold (base), target, and maximum (stretch) for each NEO, and additional description of the Bonus Program are set forth under “Compensation Discussion and Analysis – 2022 Executive Compensation Program – Annual Incentives” above. The target amount is generally the named executive officer’s base salary multiplied by his or her target opportunity. For 2022, Mr. Maack was entitled to a guaranteed bonus equal to 70% of his base salary, pro-rated from Mr. Maack’s start date through December 31, 2022. No actual bonus amounts were earned pursuant to the 2022 Bonus Program in 2022 for any named executive officer, as reflected in the Summary Compensation Table above. As such, the amounts set forth in these columns do not represent either additional or actual compensation earned by the named executive officers for 2022.

(2)

These columns set forth the threshold, target, and maximum amounts that could be earned by Mr. Musslewhite pursuant to the Promotion PSUs. The amounts set forth in these columns do not represent either additional or actual compensation earned by Mr. Musslewhite for 2022. For a description of the Promotion PSUs, see “Compensation Discussion and Analysis—2022 Executive Compensation Program – Long-Term Equity Incentives—One-Time Promotional RSU and PSU Award” above.

(3)

This column sets forth the RSU awards granted to Mr. Musslewhite in connection with his promotion to CEO in May 2022 and to Mr. Maack in connection with his commencement of employment in November 2022. For Mr. Musslewhite, (i) 333,322 RSUs will vest 30% on May 4, 2023, followed by quarterly vesting of 7% per quarter over the subsequent 30 months until fully vested, and (ii) 83,333 RSUs will vest 25% on May 4, 2023, followed by quarterly vesting of 6.25% per quarter over the subsequent 36 months until fully vested. For Mr. Maack, the RSUs will vest 25% on November 3, 2023, followed by quarterly vesting of 6.25% per quarter over the subsequent 36 months until fully vested.

(4)

Represents the grant date fair value of equity awards granted to our NEOs computed in accordance with ASC Topic 718, as described in Note 3 to “Summary Compensation Table” above. These amounts do not reflect the actual economic value that will be realized by the named executive officers upon the vesting of the RSUs or PSUs or the sale of any common stock acquired under such RSUs or PSUs.

(5)

Reflects the incremental fair value, as of the modification date in accordance with ASC Topic 718, with respect to the accelerated value of certain RSUs and LLC Units in connection with Mr. Samuels’ transition out of the Chief Legal Officer role and the end of his employment with the Company.

Narrative Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

In fiscal 2022, we primarily compensated our NEOs through a combination of base salary, annual cash incentive awards and, for certain NEOs, equity awards. Our NEOs are also entitled to certain other benefits, subject to their enrollment, including a 401(k) plan with matching contributions, medical, dental, vision, life, accidental death and dismemberment, short-term disability, and long-term disability insurance. The components of our fiscal 2022 compensation program are described in more detail under “Compensation Discussion and Analysis” above.

Employment Agreements

Robert Musslewhite

In connection with Mr. Musslewhite’s appointment as Chief Executive Officer, we entered into an amended and restated Employment Agreement with Mr. Musslewhite, dated as of May 4, 2022 (the “Musslewhite Employment Agreement”). The Musslewhite Employment Agreement amends and restates Mr. Musslewhite’s prior employment agreement and sets forth certain terms of his employment as Chief Executive Officer commencing August 1, 2022. Pursuant to the terms of the Musslewhite Employment Agreement, Mr. Musslewhite is paid an annual base salary of $429,000, which is reviewed on an annual basis by the HCM and Compensation Committee to determine whether it should be increased or otherwise modified. For 2022, Mr. Musslewhite’s target annual incentive bonus was equal to 60% of his base salary. In future years, Mr. Musslewhite will be eligible to receive an annual bonus based on achieving specified performance targets and other requirements, which may include his performance as Chief Executive Officer, determined in the sole discretion of the Board.

The Musslewhite Employment Agreement provided for the grant of (i) 333,322 RSUs, eligible to vest 30% on the first anniversary of May 4, 2022, followed by quarterly vesting of 7% per quarter until fully vested over the subsequent 30 months, (ii) 83,333 RSUs that are eligible to vest 25% on the first anniversary of May 4, 2022, followed by quarterly vesting of 6.25% per quarter until fully vested over the subsequent three years and (iii) 125,000 RSUs that are eligible to cliff vest at the end of a three year performance period based upon the Total Shareholder Return versus the Nasdaq Composite index of SaaS and Health Care Information Technology companies.

In addition to the above, Mr. Musslewhite is entitled to participate in the Company’s benefit plans that are generally available to our executive employees, and is eligible for reimbursement of certain expenses, as well as reimbursement of 100% of all health insurance premiums for Mr. Musslewhite if enrolled in a Company sponsored health plan. The cost of the health insurance premiums reimbursed to Mr. Musslewhite are reflected in the “Summary Compensation Table” above in the “All Other Compensation” column.

Richard Booth

We entered into an employment agreement with Mr. Booth (the “Booth Employment Agreement”) on January 29, 2021. The Booth Employment Agreement provides for at-will employment, and further provides that

Mr. Booth will receive a base salary, which is reviewed on an annual basis by the HCM and Compensation Committee to determine whether it should be increased or otherwise modified. See the “Summary Compensation Table” above for Mr. Booth’s base salary for fiscal 2022. The Booth Employment Agreement also provides that Mr. Booth is eligible to receive a cash bonus based on the Company achieving specified revenue targets and other requirements which will be determined reasonably and in good faith on an annual basis for the corresponding year by the Chief Executive Officer and the HCM and Compensation Committee. Mr. Booth’s target annual incentive bonus for 2022 was equal to 57.5% of his base salary.

In addition to the above, Mr. Booth participates in the employee benefits programs offered by us to our similarly-situated employees. The Booth Employment Agreement provides for the reimbursement of 100% of all health insurance premiums for Mr. Booth if enrolled in a Company sponsored health plan. The cost of the health insurance premiums reimbursed to Mr. Booth are reflected in the “Summary Compensation Table” above in the “All Other Compensation” column.

Jason Krantz

In connection with Mr. Krantz’s resignation as Chief Executive Officer and appointment as Executive Chairman of the Board, we entered into an Executive Chairman Agreement with Mr. Krantz, dated as of May 4, 2022 (the “Executive Chairman Agreement”). The Executive Chairman Agreement supersedes Mr. Krantz’s existing employment agreement, except as otherwise explicitly provided in the Executive Chairman Agreement. Pursuant to the Executive Chairman Agreement, Mr. Krantz continued to receive his current base salary during 2022 at the rate of $428,655 and is entitled to an annual base salary at the rate of 75% of such amount during 2023. Thereafter, Mr. Krantz’s base salary will be determined by the Board in its sole discretion. For 2022, Mr. Krantz’s target annual incentive bonus was equal to 60% of his base salary, based on the same metrics as were available to our Chief Executive Officer. For 2023, Mr. Krantz’s is entitled to an annual bonus determined based on the same metrics as are applicable to our Chief Executive Officer, but taking into account Mr. Krantz’s reduced base salary. Thereafter, Mr. Krantz’ annual bonus, if any, will be determined by the Board in its sole discretion. The Executive Chairman Agreement also provides that Mr. Krantz is entitled to be granted RSUs equal to 75% of the annual ordinary course time-based and/or performance-based equity grants, as applicable, made to our Chief Executive Officer at the time that we make annual ordinary course time-based and/or performance-based equity grants to our executive level employees in fiscal year 2023 (including but not limited to the annual ordinary course fiscal year 2023 grants of RSUs and performance-based RSUs made to our Chief Executive Officer). Any such time-based RSUs will vest based upon Mr. Krantz’s continued employment and, in the case of performance-based RSUs, based upon such performance metrics as may be determined by the Board. Thereafter, Mr. Krantz’ eligibility for future equity awards will be determined by the Board in its sole discretion.

In addition to the above, Mr. Krantz is entitled to participate in the Company’s benefit plans that are generally available to our executive employees and is eligible for reimbursement of certain expenses, as well as reimbursement of 100% of all health insurance premiums for Mr. Krantz if enrolled in a Company sponsored health plan. The cost of the health insurance premiums reimbursed to Mr. Krantz are reflected in the “Summary Compensation Table” above in the “All Other Compensation” column.

Jonathan Maack

In connection with Mr. Maack’s appointment as President, we entered into an employment agreement with Mr. Maack, dated September 22, 2022 (the “Maack Employment Agreement”). The Maack Employment Agreement provides for at-will employment, and further provides that Mr. Maack is entitled to (i) an annual base salary of $400,000, and (ii) an annual bonus equal to (a) for 2022, a guaranteed amount equal to 70% of Mr. Maack’s base salary, pro-rated from Mr. Maack’s start date through December 31, 2022 and (b) for future years, in the sole discretion of the Compensation Committee of the Board, an amount up to 70% of Mr. Maack’s base salary, based on the Company’s achieving specified revenue targets and other requirements determined annually by the Chief Executive Officer of the Company and the Board. The Maack Employment Agreement

also provides that Mr. Maack is entitled to an initial grant (the “Initial RSU Grant”) of 546,303 RSUs with respect to the Company’s Class A common stock, par value $0.001 per share, to Mr. Maack, which RSUs vest (i) 25% on November 3, 2023 and (iii) thereafter, 6.25% every three months for the next three years until fully vested, in each case subject to Mr. Maack’s continued Service (as defined in the Definitive Healthcare Corp. 2021 Equity Incentive Plan) through each vesting date. In addition, the Maack Employment Agreement provides that Mr. Maack will be eligible for an annual equity award in 2024 (the “2024 Award”) pursuant to the 2021 Equity Incentive Plan, upon such terms and conditions as are determined by the Compensation Committee in its sole discretion, provided that management will recommend to the Compensation Committee that the 2024 Award have a target grant value of at least $2 million and that any time-based component thereof vest consistent with the vesting scheduling of the Initial RSU Grant.

Pursuant to the Maack Employment Agreement, Mr. Maack is eligible to participate in the Company’s benefit plans that are generally available to the Company’s executive employees and for reimbursement of certain expenses, including a one-time lump-sum relocation payment of $330,000, which is subject to repayment requirements should Mr. Mack’s employment terminate with 24 months of September 22, 2022. Mr. Maack is also eligible for reimbursement of 100% of all health insurance premiums for Mr. Maack if enrolled in a Company sponsored health plan. The cost of the health insurance premiums reimbursed to Mr. Maack are reflected in the “Summary Compensation Table” above in the “All Other Compensation” column.

Kate Shamsuddin Jensen

In connection with Ms. Jensen’s initial employment, we entered into an offer letter with Ms. Jensen, dated February 3, 2015 (the “Jensen Offer Letter”). The Jensen Offer Letter provides for at-will employment and a starting annual base salary of $115,000. It further provides for a corporate bonus based on the Company’s performance which is pro-rated for a partial work year and will only be paid to employees that are employed at the time of payment of the bonus. The Jensen Offer Letter also provides for eligibility to participate in the benefits plans offered to Company employees.

Joseph Mirisola

Mr. Mirisola is not party to an offer letter or employment agreement with the Company.

David Samuels

In connection with Mr. Samuels’s appointment as the former Chief Legal Officer, we entered into an employment agreement with Mr. Samuels, dated as of February 1, 2021 (the “Samuels Employment Agreement”). The Samuels Employment Agreement provided for at-will employment, and further provided that Mr. Samuels receive a base salary, which is reviewed on an annual basis by the HCM and Compensation Committee to determine whether it should be increased or otherwise modified. See the “Summary Compensation Table” above for Mr. Samuels’ base salary for fiscal 2022. The Samuels Employment Agreement also provided that Mr. Samuels is eligible to receive a cash bonus based on the Company achieving specified revenue targets and other requirements which will be determined reasonably and in good faith on an annual basis for the corresponding year by the Chief Executive Officer and the HCM and Compensation Committee. Mr. Samuels’ target annual incentive bonus for 2022 was equal to 57.5% of his base salary.

In addition to the above, Mr. Samuels participated in the employee benefits programs offered by us to our similarly-situated employees. The Samuels Employment Agreement provided for the reimbursement of 75% of all health insurance premiums for Mr. Samuels if enrolled in a Company sponsored health plan. The cost of the health insurance premiums reimbursed to Mr. Samuels are reflected in the “Summary Compensation Table” above in the “All Other Compensation” column.

In connection with Mr. Samuels’s departure, we entered into a separation agreement, dated as of November 1, 2022 (the “Samuels Separation Agreement”). Between November 1, 2022 and November 11, 2022, Mr. Samuels was employed by the Company on a full-time basis and continued to receive his base salary for fiscal 2022. Between November 12, 2022 and December 31, 2022, Mr. Samuels was employed by the Company on a part-time basis and was compensated on an hourly basis at the rate of $210 per hour. In addition, the Samuels Separation Agreement provided for the accelerated vesting as of December 31, 2022 of an aggregate of 108,014 unvested LLC Units and 4,688 unvested RSUs. Mr. Samuels’ remaining unvested equity awards were forfeited as of such date.

Equity Compensation

In connection with our IPO, we adopted the 2021 Plan, effective as of September 14, 2021. The purpose of the 2021 Plan is to align the interests of eligible participants with our stockholders by providing incentive compensation tied to the Company’s performance.

Prior to our IPO, we granted equity awards in the form of Class B Units (“Class B Units”) under the AIDH Topco, LLC 2019 Equity Incentive Plan (the “2019 Plan”). In connection with the Reorganization Transactions (as defined below), unvested Class B Units held directly by employees of the Company or indirectly through AIDH Management Holdings, LLC were exchanged for (i) unvested LLC Units of AIDH Management Holdings, LLC (which correspond on a one-for-one basis to LLC Units in AIDH TopCo, LLC) or (ii) in the case of Mr. Krantz, unvested LLC Units in AIDH TopCo, LLC, in each such case based on their respective participation thresholds and the IPO price of $27.00 per share. All such unvested LLC Units are subject to time-based vesting. The Company no longer grants any awards under the 2019 Plan, though previously granted awards under the 2019 Plan remain outstanding and governed by the 2019 Plan. Until redeemed or exchanged, each LLC Unit is paired with one share of the Company’s Class B Common Stock. Unless otherwise indicated or the context so requires, awards of “LLC Units” refer to LLC Units of AIDH TopCo held directly, in the case of Mr. Krantz, or indirectly through AIDH Management Holdings, LLC, in the case of our other directors and executive officers. For additional information with respect to the LLC Units, see “Certain Relationships and Related Person Transactions – Amended Definitive OpCo LLC Agreement” below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our NEOs as of December 31, 2022. The Company did not have any outstanding stock options, vested or unvested, as of December 31, 2022.

Name	Grant Date		Award Type(1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Robert Musslewhite	6/25/2021	(3)	LLC Units	(4)	108,481	1,192,206
	10/7/2021	(5)	RSUs		325,163	3,573,541
	10/7/2021	(6)	RSUs		144,300	1,585,857
	5/4/2022	(7)	RSUs		333,322	3,663,209
	5/4/2022	(8)	RSUs		83,333	915,830
	5/4/2022	(9)	PSUs				125,000	1,373,750
Jason Krantz	9/18/2019	(10)	LLC Units	(4)	391,916	4,307,157
	9/14/2021	(11)	RSUs		99,307	1,091,384
	9/14/2021	(12)	PSUs				48,148	529,147
Jonathan Maack	11/3/2022	(13)	RSUs		546,303	6,003,870
Richard Booth	4/28/2021	(14)	LLC Units	(4)	344,835	3,789,737
	9/14/2021	(15)	RSUs		37,241	409,279
	9/14/2021	(12)	PSUs				18,056	198,435
Joseph Mirisola	9/18/2019	(16)	LLC Units	(4)	88,181	969,109
	9/14/2021	(17)	RSUs		39,150	430,259
	9/14/2021	(12)	PSUs				18,981	208,601
Kate Shamsuddin Jensen	9/18/2019	(18)	LLC Units	(4)	88,182	969,120
	9/14/2021	(19)	RSUs		39,150	430,259
	9/14/2021	(12)	PSUs				18,981	208,601
David Samuels		(20)

(1)	All LLC Units were granted pursuant to the 2019 Plan and all RSUs and PSUs were granted pursuant to the 2021 Plan.
(2)	Calculated using the closing price of our Class A common stock on December 30, 2022 ($10.99), the last trading day of our 2022 fiscal year.
(3)

LLC Units in AIDH Management Holdings, LLC, 3,724 of which vest in equal installments on each of September 15, 2023 and September 15, 2024, and 104,757 of which vest in equal installments on each of June 1, 2023, June 1, 2024, and June 1, 2025, in each case subject to Mr. Musslewhite’s continued service through the applicable vesting date.

(4)

Once vested, LLC Units in AIDH Management Holdings, LLC may be exchanged for LLC Units of AIDH Topco, LLC on a one-for-one basis, which are then exchangeable for shares of Class A common stock of the Company on a one-for-one basis. At the time of any such exchange, an equal number of shares of Class B common stock of the Company, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Company are entitled to vote generally, will be cancelled.

(5)

Approximately 27,097 shares, representing 6.25% of the total shares subject to the award, vested on January 7, 2023 and April 7, 2023 and vest quarterly on July 7, October 7, January 7, and April 7 through October 7, 2025, in each case subject to Mr. Musslewhite’s continued service through the applicable vesting date.

(6)

Approximately 18,038 shares, representing 8.33% of the total shares subject to the award, vested on January 7, 2023 and April 7, 2023 and vest quarterly on July 7, October 7, January 7, and April 7 through October 7, 2024, in each case subject to Mr. Musslewhite’s continued service through the applicable vesting date.

(7)

99,997 shares, representing 30% of the total shares subject to the award, vest on May 4, 2023, followed by quarterly vesting of approximately 23,333 shares, representing 7.00% of the total shares subject to the award, on August 4, November 4, February 4, and May 4 through November 4, 2025, in each case subject to Mr. Musslewhite’s continued service through the applicable vesting date.

(8)

20,833 shares, representing 25% of the total shares subject to the award, vest May 4, 2023, followed by quarterly vesting of approximately 5,209 shares, representing 6.25% of the total shares subject to the award, on August 4, November 4, February 4, and May 4 through May 4, 2026, in each case subject to Mr. Musslewhite’s continued service through the applicable vesting date.

(9)

The total amounts and values in this row represent the total number of Promotion PSUs awarded to Mr. Musslewhite at the target level for the 2022-2024 performance period, which remain subject to the achievement of the applicable performance goals, multiplied by a market value of $10.99 per share, the closing market price of a share of our Class A common stock on December 30, 2022. In calculating the number of Promotion PSUs and their value, we are required by SEC rules to compare our performance through 2022 under the Promotion PSU grant against the threshold, target, and maximum performance levels for the grant and report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. Based on performance through the end of the first year of the 2022-2024 performance period, we have reported the Promotion PSUs at the target award level for this performance period.

(10)

LLC Units in AIDH Topco, LLC, 285,030 of which vest in equal installments on each of September 15, 2023 and September 15, 2024, and 106,886 of which vest in July 16, 2023, in each case subject to Mr. Krantz’s continued service through the applicable vesting date. Once vested, LLC Units in AIDH Topco, LLC are exchangeable for shares of Class A common stock of the Company on a one-for-one basis. At the time of any such exchange, an equal number of shares of Class B common stock of the Company, which have no economic value and entitle holders thereof to one vote per share on all matters on which stockholders of the Company are entitled to vote generally, will be cancelled.

(11)

Approximately 9,028 shares, representing 6.25% of the total shares subject to the award, vested on March 14, 2023 and vest quarterly on June 14, September 14, December 14, and March 14 through September 14, 2025, in each case subject to Mr. Krantz’s continued service through the applicable vesting date.

(12)

The total amounts and values in this row represent the total number of 2021 PSUs awarded to the named executive officer at the threshold level for the 2022 performance period, which remained subject to the achievement of the applicable performance goals, multiplied by a market value of $10.99 per share, the closing market price of a share of our Class A common stock on December 30, 2022. In calculating the number of 2021 PSUs and their value, we are required by SEC rules to compare our performance through 2022 under the 2021 PSU grant against the threshold, target and maximum performance levels for the grant and report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. Based on performance through the end of the 2022 performance period, we have reported the 2021 PSUs at the threshold award level for this performance period. One-third of the 2021 PSUs that had satisfied the applicable performance goals would have vested on each of January 1, 2023, January 1, 2024, and January 1, 2025 subject to the named executive officer’s continued service through each applicable vesting date. However, as discussed in “Compensation Discussion and Analysis—2022 Executive Compensation Program – Long-Term Equity Incentives—2021 PSUs” above, actual performance for these PSUs fell below threshold and as such, the PSUs were forfeited.

(13)

136,575 shares, representing 25% of the total shares subject to the award, vest on November 3, 2023, followed by quarterly vesting of 34,144 shares, representing 6.25% of the total shares subject to the award, on February 3, May 3, August 3, and November 3 through November 3, 2026, in each case subject to Mr. Maack’s continued service through the applicable vesting date.

(14)

LLC Units in AIDH Management Holdings, LLC, 162,275 of which vest in equal installments on each of September 15, 2023 and September 15, 2024, and 182,560 of which vest in equal installments on each of March 15, 2023, March 15, 2024, and March 15, 2025, in each case subject to Mr. Booth’s continued service through the applicable vesting date.

(15)

Approximately 3,386 shares, representing 6.25% of the total shares subject to the award, vested on March 14, 2023 and vest quarterly on June 14, September 14, December 14, and March 14 through September 14, 2025, in each case subject to Mr. Booth’s continued service through the applicable vesting date.

(16)

LLC Units in AIDH Management Holdings, LLC, 64,132 of which vest in equal installments on each of September 15, 2023 and September 15, 2024, and 24,049 of which vest on July 16, 2023, in each case subject to Mr. Mirisola’s continued service through the applicable vesting date.

(17)

Approximately 3,559 shares, representing 6.25% of the total shares subject to the award, vested on March 14, 2023 and vest quarterly on June 14, September 14, December 14, and March 14 through September 14, 2025, in each case subject to Mr. Mirisola’s continued service through the applicable vesting date.

(18)

LLC Units in AIDH Management Holdings, LLC, 64,132 of which vest in equal installments on each of September 15, 2023 and September 15, 2024, and 24,050 of which vest on July 16, 2023, in each case subject to Ms. Shamsuddin’s continued service through the applicable vesting date.

(19)

Approximately 3,559 shares, representing 6.25% of the total shares subject to the award, vested on March 14, 2023 and vest quarterly on June 14, September 14, December 14, and March 14 through September 14, 2025, in each case subject to Ms. Shamsuddin’s continued service through the applicable vesting date.

(20)

Mr. Samuels’ employment ended on December 31, 2022, on which date all of his then-outstanding equity was either accelerated or forfeited as provided pursuant to the Samuels Separation Agreement described above.

Option Exercises and Stock Vested During Fiscal 2022

The following table shows the number of shares of our Class A common stock acquired on vesting of stock awards granted to our NEOs and the aggregate value realized upon such vesting during the year ended December 31, 2022. The Company did not have any outstanding stock options, vested or unvested, during the year ended December 31, 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Musslewhite	217,319	$3,379,664
Jason Krantz	294,539	$6,207,753
Richard Booth	158,918	$3,087,172
Joseph Mirisola	73,911	$1,534,385
Kate Shamsuddin Jensen	73,910	$1,534,361
Jonathan Maack	—	—
David Samuels	187,073	$2,775,080

(1)

The value realized on vesting is based on the number of shares of our Class A common stock underlying the RSUs that vested and into which the LLC Units that vested are exchangeable multiplied by the closing market price of our Class A common stock on the vesting date.

Potential Payments Upon Termination or Change-In-Control

In the event of a qualifying termination of employment and/or the occurrence of a change in control of the Company, certain of our NEOs are entitled to payments and benefits under their employment agreements and/or their outstanding equity incentive awards. For a detailed summary of these payments and benefits, see the narrative description following the table below.

The following table sets forth the payments that each of our NEOs would have been entitled to upon a qualifying termination of employment by the Company and/or occurrence of a change in control of the Company, in each case assuming the relevant event happened on December 31, 2022. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the NEO during his or her tenure that are available to all salaried employees and that do not discriminate in scope, terms, or operation in favor of executive officers.

Mr. Samuels’ employment with the Company ended effective December 31, 2022 and he is not included in the table below. Amounts actually paid to Mr. Samuels in connection with his departure from the Company are reflected in the Summary Compensation table above and described in the narrative description following the table below.

Name	Benefit	Qualified Termination Event Not in Connection with a Change in Control(1) ($)		Qualified Termination Event in Connection with a Change in Control(1) ($)		Change in Control without Qualified Termination Event(1)(2) ($)
Robert Musslewhite	Cash Severance Payment (Salary)	429,000	(3)	643,500	(4)	—
	Lump Sum Bonus Payment	257,400	(5)	386,100	(6)	—
	COBRA Payments	23,478	(7)	35,217	(8)	—
	Vesting Acceleration of Equity Awards(9)	4,343,567	(10)	12,304,393	(11)	1,192,206
	Benefit Total	5,053,445		13,369,210		1,192,206

Jason Krantz	Cash Severance Payment (Salary)	—		—		—
	Lump Sum Bonus Payment	—		—		—
	COBRA Payments	—		—		—
	Vesting Acceleration of Equity Awards(9)	—		5,398,541	(11)	4,307,157
	Benefit Total	—		5,398,541		4,307,157

Jonathan Maack	Cash Severance Payment (Salary)	400,000	(3)	600,000	(4)	—
	Lump Sum Bonus Payment	280,000	(5)	420,000	(6)	—
	COBRA Payments	23,478	(7)	35,217	(8)	—
	Vesting Acceleration of Equity Awards(9)	1,500,959	(10)	6,003,870	(11)	—
	Benefit Total	2,204,437		7,059,087		—

Richard Booth	Cash Severance Payment (Salary)	350,000	(3)	350,000	(3)	—
	Lump Sum Bonus Payment	201,250	(12)	201,250	(12)	—
	COBRA Payments	—		—		—
	Vesting Acceleration of Equity Awards(9)	1,709,308	(10)	4,199,015	(11)	3,789,737
	Benefit Total	2,260,558		4,750,265		3,789,737

Joseph Mirisola	Cash Severance Payment (Salary)	—		300,000	(3)	—
	Lump Sum Bonus Payment	—		125,000	(12)	—
	COBRA Payments	—		23,478	(7)	—
	Vesting Acceleration of Equity Awards(9)	—		1,399,368	(11)	969,109
	Benefit Total	—		1,847,846		969,109

Name	Benefit	Qualified Termination Event Not in Connection with a Change in Control(1) ($)	Qualified Termination Event in Connection with a Change in Control(1) ($)		Change in Control without Qualified Termination Event(1)(2) ($)
Kate Shamsuddin Jensen	Cash Severance Payment (Salary)	—	300,000	(3)	—
	Lump Sum Bonus Payment	—	100,000	(12)	—
	COBRA Payments	—	23,478	(7)	—
	Vesting Acceleration of Equity Awards(9)	—	1,399,379	(11)	969,109
	Benefit Total	—	1,822,857		969,109

(1)

For Mr. Musslewhite, Mr. Maack, and Mr. Booth, a “Qualified Termination Event” includes a termination other than for Cause (as defined in the 2021 Plan or respective employment agreement, as applicable and described below) or a termination of employment for Good Reason (as defined in the respective employment agreement and described below). Such event is considered to occur “in connection” with a Change in Control (as defined in the 2021 Equity Incentive Plan, 2019 Equity Incentive Plan, respective employment agreement, or Change in Control Severance Plan, as applicable and described elsewhere herein) for purposes of the severance benefits included in the table above (i) in the case of Mr. Musslewhite, if it occurs within 3 months prior and 13 months following the Change in Control, (ii) in the case of Mr. Booth, if it occurs upon or within 24 months of the Change in Control, (iii) in the case of Mr. Maack, if it occurs within 3 months prior and 18 months following the Change in Control, and (iv) in the case of Mr. Mirisola and Ms. Shamsuddin (A) with respect to the treatment of outstanding equity awards, within 24 months of the Change in Control and (B) for all other purposes, within 3 months prior and 18 months following the Change in Control.

(2)	Represents acceleration of the vesting of all LLC Units.
(3)	Represents continuation of regular payments of 12 months of then-current base salary.
(4)	Represents continuation of regular payments of 18 months of then-current base salary.
(5)	Represents a lump-sum payment equal to the greater of “target” or the average bonus paid over the prior two years.
(6)

Represents a lump sum payment of 1.5 times the executive’s annual bonus at a level equal to the greater of the annual bonus at “target” or the average of the bonuses paid in the last two calendar years (if such history exists) to be earned by the executive during the twelve-month period following the date of termination.

(7)	Represents 12 months of COBRA payments.
(8)	Represents 18 months of COBRA payments.
(9)

Per SEC rules, the value of accelerated RSU and LLC Unit awards is calculated by multiplying the number of shares subject to acceleration by $10.99, the closing price of our Class A common stock on December 30, 2022, the last trading day of the fiscal year.

(10)

For Messrs. Musslewhite and Booth, represents acceleration of the vesting of all LLC Units and time-based RSUs that would have vested during the twelve-month period following the termination. Mr. Maack did not have any PSUs as of December 31, 2022. In the event of a Qualified Termination Event, (I) Mr. Musslewhite’s Promotion PSUs would remain outstanding and eligible to vest based on actual performance, to the extent the performance goals were capable of being achieved during the twelve-month period following the termination date; otherwise, the Promotion PSUs would be forfeited and (ii) Mr. Booth’s then-outstanding PSUs would be forfeited. Because the performance period applicable to the Promotion PSUs ends on December 31, 2024, outside of the twelve-month period following the hypothetical termination date of December 31, 2022, the Promotion PSUs would have been forfeited in connection with such a termination. As such, we have not reported any value for such performance-based awards in this table.

(11)

For all NEOs, represents acceleration of the vesting of all LLC Units and time-based RSUs. In the event of a Qualified Termination Event in connection with a Change in Control, (i) Mr. Musslewhite’s Promotion PSUs would vest at the greater of (A) actual achievement of the performance goal (if capable of being measured immediately prior to the time of the occurrence of the Change in Control or termination of employment) or (B) target and (ii) the 2021 PSUs held by Messrs. Krantz, Booth, and Mirisola and Ms. Shamsuddin would vest (A) for any completed performance period, based on actual performance, or (B) for any partial or future performance period, at the greater of the target level or actual performance. For purposes of this table, we have assumed that the performance conditions for the Promotion PSUs are deemed satisfied at the target level. Based on actual performance for the completed performance period, we have not reported any value for the 2021 PSUs in this table.

(12)	Represents a lump-sum payment equal to the “target” bonus in effect for the named executive officer for the year in which the termination occurs.

Equity Arrangements

Pursuant to the 2021 Plan, if any of Mr. Krantz, Mr. Booth, Mr. Mirisola, or Ms. Shamsuddin’s service is terminated upon or within 24 months following a “Change in Control” (as defined in the 2021 Plan) without “Cause” (as defined in the 2021 Plan) or upon other circumstances as determined by the HCM and Compensation Committee, the unvested portion (if any) of all outstanding RSUs held by such executive will immediately vest and be paid in full upon termination, with any applicable performance conditions deemed achieved (i) for any completed performance period, based on actual performance, or (ii) for any partial or future performance period, at the greater of the target level or actual performance, in each case as determined by the HCM and Compensation Committee.

Pursuant to the 2019 Plan, we granted Class B Units to Mr. Musslewhite, Mr. Krantz, Mr. Booth, Mr. Mirisola, and Ms. Shamsuddin, which have been converted into LLC Units in AIDH Management Holdings, LLC (and AIDH Topco, LLC in the case of Mr. Krantz) as described above under “Narrative Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table – Equity Compensation” and “Compensation Discussion and Analysis – Components of Our Executive Compensation Program – Equity Compensation”. Upon the consummation of a “Change in Control”, as defined in and pursuant to the relevant award agreement, all of the unvested LLC Units held by Mr. Krantz, Mr. Booth, Mr. Mirisola, and Ms. Shamsuddin will become vested as of immediately prior to such Change in Control, subject to such executive’s continued service on the date of the Change in Control.

The acceleration of Mr. Musslewhite’s, Mr. Maack’s, and Mr. Booth’s equity awards in connection with termination or change of control is further provided for pursuant to such executives’ employment agreements, as described below.

Employment Arrangements

Robert Musslewhite

If we terminate Mr. Musslewhite’s employment without “Cause” (as defined below and other than as a result of death or Disability (as defined in the Employment Agreement)) or Mr. Musslewhite terminates his employment for “Good Reason” (as defined below) then, subject to his execution of a general release of claims and certain other conditions set forth in the Musslewhite Employment Agreement, we must provide Mr. Musslewhite with (i) continuation of regular payments of base salary for a period of twelve months; (ii) payment of the annual bonus to be earned by Mr. Musslewhite during the twelve month period following the date of termination of employment at the greater of “target” or the average bonus paid over the prior two years, payable in a lump sum; (iii) acceleration of the vesting of all forms of time-based equity awarded to Mr. Musslewhite by the Company at any time, that would otherwise have vested during the twelve-month period following the termination date; (iv) for performance-based equity awards, to the extent performance goals are capable of being achieved during the twelve-month period following the termination date, such equity awards shall remain outstanding and eligible to vest during such twelve month period and, if such performance goals are not achieved, shall be forfeited; (v) payment for twelve months of COBRA coverage, if applicable; and (vi) the annual bonus earned with respect to the prior fiscal year.

If during a Change of Control Period (as defined in the Musslewhite Employment Agreement), Mr. Musslewhite’s employment is terminated without Cause, or Mr. Musslewhite terminates his employment with Good Reason, then we must provide Mr. Musslewhite with (i) continuation of regular payments of base salary for a period of eighteen months from the date of termination of employment; (ii) payment of 1.5 times the annual bonus at a level equal to the greater of the annual target bonus or the average of the bonuses paid in the last two calendar years (if such history exists) to be earned by Mr. Musslewhite during the twelve month period following the date of termination of employment, payable in a lump sum; (iii) acceleration of the vesting of all forms of equity awarded to Mr. Musslewhite by the Company or its affiliates at any time, treating for such purposes any performance-based equity awards as achieved at the greater of (A) actual achievement of the performance goal (if capable of being measured immediately prior to the time of the occurrence of the Change in Control or Mr. Musslewhite’s termination of employment) or (B) target; and (iv) payment for eighteen months of COBRA coverage, if applicable.

The Musslewhite Employment Agreement includes customary provisions requiring confidentiality, assignment of inventions, non-competition, and nonsolicitation of our employees during employment and one year thereafter.

For purposes of the Musslewhite Employment Agreement, “Cause” means, with respect to Mr. Musslewhite, (i) commission of, or pleading guilty or no contest to, a felony, a gross misdemeanor, or any crime involving moral turpitude; (ii) any unlawful act which is materially injurious or detrimental to the reputation or financial interests of the Company or its affiliates; (iii) theft of property of the Company or its affiliates or falsification of documents of the Company or its affiliates or dishonesty in their preparation; (iv) breach of any material provision of any written policy, handbook, or code of conduct of the Company or its affiliates (including, without limitation, any provision pertaining to harassment, discrimination, or retaliation), or any material provision of any agreement with the Company or its affiliates, including any non-competition, non-solicitation, or confidentiality provisions, or any other similar restrictive covenants to which Mr. Musslewhite is or may become a party with the Company or its affiliates.

For purposes of the Musslewhite Employment Agreement, “Good Reason” means without the written consent of Mr. Musslewhite: (i) a material diminution (of 10% or more) of the Base Salary or target Bonus; (ii) any material breach by the Company of any written agreement between Mr. Musslewhite and the Company or its affiliates; (iii) the Company materially changes the location of Mr. Musslewhite’s working arrangements as in effect on May 4, 2022; or (iv) a material diminution of Mr. Musslewhite’s duties, title, authority, or responsibilities (to include any change in reporting that results in Mr. Musslewhite not reporting to the Board), provided that no condition set forth in the preceding (i), (ii), (iii), or (iv) will be deemed good reason unless the Company fails to cure in all material respects the condition(s) giving rise to good reason within 30 days from the date on which Mr. Musslewhite notifies the Company, in writing, of such condition(s).

Richard Booth

If we terminate Mr. Booth’s employment without Cause (as defined below) and other than as a result of death or Disability (as defined in the Booth Employment Agreement)), or Mr. Booth terminates his employment for “Good Reason,” (as defined below) then we must provide Mr. Booth with (i) continuation of regular payments of salary at the rate in effect on the date of termination for a period of twelve months from the date of termination of employment, payable in accordance with our regular payroll schedule; (ii) payment of the on-target bonus to be earned by Mr. Booth during the twelve month period following the date of termination of employment, within 30 days following the date of termination; and (iii) acceleration of the vesting of all time-based stock options, restricted stock shares, LLC Units, profit interests, or other forms of equity awarded to Mr. Booth by the

Company at any time, that would otherwise have vested during the twelve-month period following the termination date.

The Booth Employment Agreement includes customary confidentiality provisions, as well as provisions relating to assignment of inventions, and a one-year post-termination non-solicitation of our employees.

For purposes of the Booth Employment Agreement, “Cause” means that the Mr. Booth has: (i) knowingly and willfully breached any fiduciary duty or any material legal contractual obligation to us, which breach, if curable, is not cured within 15 days after written notice to Mr. Booth thereof or, if cured, recurs; (ii) failed to follow any reasonable directive of the Board, which failure, if curable, is not cured within 15 days after written notice to Mr. Booth thereof or, if cured, recurs; (iii) engaged in gross negligence, fraud, embezzlement, acts of dishonesty or knowing and willful conflict of interest relating to the affairs of the Company or any of our affiliates; (iv) been convicted of or pleaded nolo contendere to (A) any misdemeanor relating to the affairs of the Company or any of our affiliates or (B) any felony (excluding any motor vehicle offense for which a non-custodial sentence is received); or (v) engaged in a willful violation of any federal or state securities laws.

For purposes of the Booth Employment Agreement, “Good Reason” means: (a) a material diminution (of 10% or more) of Mr. Booth’s base salary or target bonus (i.e. the size of the target bonus that Mr. Booth has the opportunity to earn) unless Mr. Booth consents to such reduction; or (b) any material breach by the Company of any written agreement between us and Mr. Booth; or (c) a relocation of the principal office of the Company more than thirty (30) miles; (d) a material diminution of the duties, title, authority or responsibilities of Mr. Booth other than those duties, titles, authority, or responsibilities that are by their nature or specifically identified as temporary; and (e) the failure of the Company to obtain the assumption in writing of its obligations to fully perform the Booth Employment Agreement by any successor to all or substantially all of the of the assets of the Company within 15 days after request by Mr. Booth following a merger, consolidation, sale, or similar transaction, provided that no condition set forth in the preceding will be deemed good reason unless the Company cures the condition(s) giving rise to good reason within 30 days from the date on which Mr. Booth notifies the Company, in writing, of such condition(s).

Jason Krantz

Mr. Krantz is not, pursuant to the Executive Chairman Agreement or otherwise, entitled to severance or other payments in connection with termination, other than in connection with his equity arrangements as described above, accrued but unpaid salary or bonus and vested benefits and other benefits earned or accrued by Mr. Krantz during his tenure that are available to all salaried employees and that do not discriminate in scope, terms, or operation in favor of Mr. Krantz.

The Executive Chairman Agreement includes customary provisions requiring confidentiality, assignment of inventions, non-competition, and nonsolicitation of our employees during employment and two years thereafter.

Jonathan Maack

If we terminate Mr. Maack’s employment without Cause (as defined below) and other than as a result of death or Disability (as defined in the Maack Employment Agreement) or Mr. Maack terminates his employment for Good Reason (as defined below) then, subject to his execution of a general release of claims and certain other conditions set forth in the Employment Agreement, we must provide Mr. Maack with (i) continuation of regular payments of base salary for a period of twelve months; (ii) payment of any annual bonus for a prior fiscal year to the extent earned but not previously paid, plus a lump-sum payment of the annual bonus to be earned by Mr. Maack during the twelve month period following the date of termination of employment at the greater of “target” or the average bonus paid over the prior two years (if such history exists); (iii) accelerated vesting of all forms of equity awarded to Mr. Maack by the Company at any time that are subject to time-based vesting and would otherwise have vested during the twelve-month period following the termination date; and (iv) payment for twelve months of COBRA coverage, if applicable.

If during a Change of Control Period (as defined in the Maack Employment Agreement), Mr. Maack’s employment is terminated without Cause, or Mr. Maack terminates his employment for Good Reason, then we must provide Mr. Maack with (i) continuation of regular payments of base salary for a period of eighteen months from the date of termination of employment; (ii) payment of any annual bonus for a prior fiscal year to the extent earned but not previously paid, plus a lump-sum payment of 1.5 times the greater of the target annual bonus to be earned by Mr. Maack in the year of termination or the average of the bonuses paid in the last two calendar years (if such history exists); (iii) acceleration of the vesting of all forms of equity awarded to Mr. Maack by the Company at any time; and (iv) payment for eighteen months of COBRA coverage, if applicable.

The Maack Employment Agreement includes customary confidentiality provisions, as well as provisions relating to assignment of inventions, and a one-year post-termination non-solicitation of our employees.

For purposes of the Maack Employment Agreement, “Cause” means, with respect to Mr. Maack, (i) commission of or indictment for, pleading guilty or no contest to, a felony, a gross misdemeanor, or any crime involving moral turpitude; (ii) any unlawful act which is materially injurious or detrimental to the reputation or financial interests of the Company or its affiliates; (iii) theft of property of the Company or its affiliates or falsification of documents of the Company or its affiliates or dishonesty in their preparation; or (iv) breach of any material provision of any agreement with the Company or its affiliates, including any non-competition, non-solicitation, or confidentiality provisions, or any other similar restrictive covenants to which Mr. Maack is or may become a party with the Company or its affiliates. To the extent any breach set forth in this definition of cause can be cured, the Company shall provide written notice to Mr. Maack identifying the breach and Mr. Maack shall have thirty (30) calendar days to cure the breach.

For purposes of the Maack Employment Agreement, “Good Reason” means, without Mr. Maack’s written consent, (a) a material diminution (of 10% or more) of the base salary or target annual bonus (i.e. the size of the target annual bonus that Mr. Maack has the opportunity to earn); or (b) any material breach by the Company of any material written agreement between Mr. Maack and the Company; (c) a material relocation of Mr. Maack’s principal office of employment; or (d) a material diminution of the duties, title, authority, or responsibilities of Mr. Maack (to include any change in reporting that results in Mr. Maack not reporting to the CEO of the Company or to the Board) other than those duties, titles, authority, or responsibilities that are by their nature or specifically identified as temporary, provided that no condition set forth in the preceding (a), (b), (c) or (d) will be deemed good reason unless the Company fails to cure the condition(s) giving rise to good reason within 30 days from the date on which Mr. Maack notifies the Company, in writing, of such condition(s) (the “Cure Period”), and Mr. Maack resigns from employment within thirty (30) days following the expiration of the Cure Period.

David Samuels

Mr. Samuels, pursuant to the Samuels Separation Agreement, is entitled to (i) salary continuation for thirty-nine weeks at the same base salary rate as of December 31, 2022, less applicable withholdings and deductions, payable in a lump sum; (ii) a cash bonus for 2022, based on the Company achieving specified performance targets and other requirements which will be determined reasonably and in good faith by the Company’s CEO and the Compensation Committee of the Board, which targets and requirements will be applied equally to the calculation of 2022 bonuses, if any, payable to the Company’s executive team, to be paid at the same time as any 2022 bonuses are paid to the Company’s executive team; (iii) payment for nine months of COBRA coverage, if applicable; (iv) six months of outplacement assistance with the Company’s provider, at the Company’s expense, to be used within twelve months of Mr. Samuels’s departure; and (v) the accelerated vesting as of December 31, 2022 of an aggregate of 108,014 unvested LLC Units and 4,688 unvested RSUs. Mr. Samuels’ remaining unvested equity awards were forfeited as of such date.

Change in Control Severance Plan

Mr. Mirisola and Ms. Shamsuddin participate in our Change in Control Severance Plan (the “CIC Plan”) as Eligible Employees (as defined in the CIC Plan). If during the CIC Period (as defined in the CIC Plan) we terminate their employment without Cause (as defined below) and other than as a result of death or Disability (as defined in the CIC Plan) then, subject to execution of a general release of claims and certain other conditions set forth in the CIC Plan, we must provide them with (i) continuation of regular payments of base salary for a period of twelve months; (ii) payment of their current year annual bonus at “target” performance levels; and (iii) payment for up to twelve months of COBRA coverage, if applicable.

For purposes of the CIC Plan, “Cause” means with respect to an Eligible Employee’s termination of service, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an affiliate and the Eligible Employee (or where there is such an agreement but it does not define “cause” or words of like import, which shall include but not be limited to “gross misconduct”), termination due to an Eligible Employee’s (1) failure to substantially perform the Eligible Employee’s duties or obey lawful directives that continues after receipt of written notice from the Company and a 10-day opportunity to cure; (2) gross misconduct or gross negligence in the performance of the Eligible Employee’s duties; (3) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (4) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (5) material breach or violation of any agreement with the Company or its affiliates, any restrictive covenant applicable to the Eligible Employee, or any Company policy (including, without limitation, with respect to harassment); or (6) other conduct, acts, or omissions that, in the good faith judgment of the Company, are likely to materially injure the reputation, business, or a business relationship of the Company or any of its affiliates; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement, or similar agreement in effect between the Company or an affiliate and the Eligible Employee that defines “cause” (or words of like import, which shall include but not be limited to “gross misconduct”), “cause” as defined under such agreement.

Pension Benefits

None of our NEOs participate, or have an account balance, in any qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our NEOs participate in any nonqualified deferred compensation plan sponsored by us.

Pay-Versus-Performance
Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the section titled “Executive Compensation–Compensation Discussion and Analysis.”

Year (1) (a)	Summary Compensation Table Total for PEO (2)		Compensation Actually Paid to PEO (3)		Average Summary Compensation Table Total for Non-PEO NEOs (4) (d)	Average Compensation Actually Paid to Non-PEO NEOs (5) (e)	Value of Initial Fixed $100 Investment Based on:		Net Income (Millions) (8) (h)	Relative Total Shareholder Return (9) (i)
	Musslewhite (2) (b)	Krantz (2) (b)	Musslewhite (3) (c)	Krantz (3) (c)			Total Shareholder Return (6) (f)	Peer Group Total Shareholder Return (7) (g)
2022	$17,540,044	$820,925	$(4,395,156)	$(10,363,542)	$2,386,881	$(1,943,290)	$25.38	$44.79	$(22.3)	53 rd Percentile
2021	— (10)	$5,953,030	— (10)	$13,840,653	$16,101,545	$18,839,018	$63.13	$80.13	$(61.3)	21 st Percentile

(1)	We were not a reporting company pursuant to Section 13(a) or Section 15(d) of the Exchange Act prior to 2021, and as such, we have not included any information in this table for 2020.
(2)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Messrs. Musslewhite and Krantz (each of whom served as Chief Executive Officer during fiscal year 2022) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation Tables—Summary Compensation Table.” Mr. Musslewhite joined the Company in October 2021 as President and was appointed Chief Executive Officer effective August 1, 2022.

(3)
The dollar amounts reported in column (c) represent the
amount
of “compensation actually paid” to Messrs. Musslewhite and Krantz, respectively, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to, in the case of 2022, Messrs. Musslewhite and Krantz, and in the case of 2021, Mr. Krantz. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Messrs. Musslewhite and Krantz’s respective total compensation to determine the compensation actually paid in the applicable year:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Compensation Actually Paid to PEO
Robert Musslewhite
2022	$17,540,044	$(16,830,969)	$(5,104,231)	$(4,395,156)
Jason Krantz
2022	$820,925	—	$(11,184,467)	$(10,363,542)
2021	$5,953,030	$(5,200,011)	$13,087,634	$13,840,653

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
Robert Musslewhite
2022	$6,899,038	$(9,443,605)	—	$(2,559,664)	—	—	$(5,104,231)
Jason Krantz
2022	—	$(8,026,584)	—	$(1,841,998)	$(1,315,885)	—	$(11,184,467)
2021	$5,263,567	$7,824,067	—	—	—	—	$13,087,634

(4)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding, in the case of 2022, Messrs. Musslewhite and Krantz, and in the case of 2021, Mr. Krantz) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding, in the case of 2022, Messrs. Musslewhite and Krantz, and in the case of 2021, Mr. Krantz) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Richard Booth, Joseph Mirisola, Kate Shamsuddin Jensen, David Samuels, and Jonathan Maack; and (ii) for 2021, Robert Musslewhite and Richard Booth.

(5)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding, in the case of 2022, Messrs. Musslewhite and Krantz, and in the case of 2021, Mr. Krantz), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding, in the case of 2022, Messrs. Musslewhite and Krantz, and in the case of 2021, Mr. Krantz) during the applicable year. The following adjustments were made to average total compensation for the NEOs as a group (excluding, in the case of 2022, Messrs. Musslewhite and
K
rantz, and in the case of 2021, Mr. Krantz) for each year to determine the compensation actually paid, using the same methodology described above in Note 3:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments (a)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$2,386,881	$(1,864,057)	$(2,466,114)	$(1,943,290)
2021	$16,101,545	$(15,769,215)	$18,506,688	$18,839,018

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Average Total Equity Award Adjustments
2022	$1,200,774	$(2,665,280)	—	$(296,948)	$(704,660)	—	$(2,466,114)
2021	$18,506,688	—	—	—	—	—	$18,506,688

(6)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. For purposes of the Company’s 2021 cumulative TSR, the measurement period begins at the Company’s September 2021 initial public offering.

(7)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for both 2021 and 2022 is the 2022 Compensation Peer Group as defined and described under “Compensation Discussion & Analysis” above. The 2022 Compensation Peer Group was used a reference point both for 2021 compensation
decisions m
ade at the time of and following our initial public offering and for nearly all 2022 compensation decisions. The Updated 2022 Compensation Peer Group, as also defined and described under “Compensation Discussion & Analysis” above, was used a reference point in 2022 solely for decisions made with respect to Mr. Maack’s new-hire compensation. Two-year TSR for the Updated 2022 Compensation Peer Group, assuming a $100 initial investment on December 31, 2020, would have been $41.43.
(8)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(9)
We utilized relative TSR for Mr. Musslewhite’s Promotion PSUs. Relative TSR refers to the Company’s TSR versus the Nasdaq Composite index of SaaS and Health Care Information Technology companies, as described under “Compensation Discussion & Analysis – Long-Term Equity Incentives” above. We did not use any financial performance measures within the meaning of Item 402(v) of Regulation
S-K
to link Compensation Actually Paid as reported in the table above to our other NEOs in 2022, and therefore we have not included any other “Company-Selected Measure” in the table above.

(10)
Mr. Musslewhite was not our principal executive officer during 2021 and as such, no amount is shown for Mr. Musslewhite in columns (b) and (c) for 2021. Instead, Mr. Musslewhite’s compensation during 2021 is included as part of the average non-PEO
NEO compensation in columns (d) and (e).

Analysis of the Information Presented in the Pay versus Performance Table
In accordance with Item 402(v) of
Regulation
S-K,
we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.
Compensation Actually Paid and Cumulative TSR
The following graph sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s cumulative TSR over the two most recently completed fiscal years.

Compensation Actually Paid and Net Income
The following graph sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and the Company’s net income over the two most recently completed fiscal years.

PEO Compensation Actually Paid and Relative Total Shareholder Return
The following graph sets forth the relationship between Compensation Actually Paid to Robert Musslewhite, one of our PEOs during 2022, and the Company’s TSR relative to the TSR of the Nasdaq Composite index of SaaS and Health Care Information Technology companies, over the two most recently completed fiscal years. The Company did not link relative TSR, or any other financial performance measure within the meaning of Item 402(v) of Regulation
S-K,
to the 2022 Compensation Actually Paid (as reported above) to Mr. Krantz, our other 2022 PEO, or to our non-PEO
NEOs.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The following graph compares our cumulative TSR over the two most recently completed fiscal years to that of the 2022 Compensation Peer Group over the same period.

Tabular List of Most Important Performance Measures
The following table presents financial and
non-financial
performance measures that the Company considers to be the most important in linking Compensation Actually Paid to our NEOs for 2022 to Company performance.

2022 Most Important Performance Measures (Unranked)
Relative Total Shareholder Return
Annual Recurring Revenue
Net Dollar Retention
Enterprise Customer Growth

All information provided above under the
“Pay-Versus-Performance
Table” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our HCM and Compensation Committee during 2022 included Jill Larsen, D. Randall Winn, Jeff Haywood, and Lauren Young. None of the members of our HCM and Compensation Committee during 2022 has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or HCM and Compensation Committee. We are party to certain transactions with Advent and Spectrum Equity described under “Certain Relationships and Related Person Transactions.”

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain the 2021 Plan and the Definitive Healthcare Corp. 2021 Employee Stock Purchase Plan (the “ESPP”), which have both been approved by stockholders in connection with our IPO, and the 2019 Plan, under which we made awards prior to our IPO and which has not been approved by stockholders. Effective September 15, 2021, we no longer grant any awards under the 2019 Plan, though previously granted awards under the 2019 Plan remain outstanding and governed by the 2019 Plan. As of December 31, 2022, we had not offered our employees the opportunity to purchase any shares under the ESPP.

The following table sets forth, as of December 31, 2022, certain information related to our compensation plans under which shares of our Class A common stock may be issued.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	3,813,387(1)	N/A	4,692,128(3)
Equity compensation plans not approved by stockholders	1,509,149(2)	N/A	—
Total	5,322,536	N/A	4,692,128

(1)

Consists of 3,438,387 shares of our Class A common stock issuable upon the settlement of time-based RSUs and 375,000 shares of our Class A common stock issuable upon the settlement of PSUs issued under the 2021 Plan as of December 31, 2022.

(2)

Represents unvested awards under the 2019 Plan of Class B Units which were converted into LLC Units in connection with our IPO and, once vested, are paired with shares of Class B common stock. Once vested, LLC Units may be exchanged at the election of the holder for shares of Class A common stock of the Company on a one-for-one basis. Any Class B common stock held will be cancelled at the time of the exchange. The Company no longer grants awards under the 2019 Plan. For additional information with respect to the 2019 Plan, see Note 17 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(3)

As of December 31, 2022, 4,692,128 shares of Class A common stock were available for future issuance under the 2021 Plan and 1,498,173 shares of Class A common stock were available for future issuance under the ESPP. On the first day of each fiscal year, commencing on January 1, 2023 and ending on (and including) January 1, 2032: (A) the share reserve under the 2021 Plan will automatically increase by a number equal to the least of (i) 5% of the total number of shares of Class A common stock actually issued and outstanding on the last day of the preceding fiscal year, (ii) a number of shares of Class A common stock determined by the Board; and (iii) 8,989,039 shares of Class A common stock; and (B) the aggregate number of shares of Class A common stock that may be issued under the ESPP will automatically increase by a number equal to the least of (i) 1.0% of the total number of shares of Class A common stock actually issued and outstanding on the last day of the preceding fiscal year, (ii) a number of shares of Class A common stock determined by the Board; and (iii) 1,498,173 shares of Class A common stock.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors for fiscal year 2022.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Christopher Egan(3)	—	—	—
Samuel A. Hamood(4)	$70,000	$248,865	$318,865
Jeff Haywood(3)	—	—	—
Jill Larsen(5)	$70,000	$248,865	$318,865
Lauren Young(3)	—	—	—
Chris Mitchell(3)	—	—	—
Kathleen Winters(6)	$50,000	$219,846	$219,846
Sastry Chilukuri(7)(8)	$12,500	$413,178	$425,678
D. Randall Winn(3)(9)	—	—	—

(1)

Fees earned or paid in cash consist of (i) 2022 annual cash retainer in the amount of $50,000 (in the case of Mr. Chilukuri, pro-rated to his appointment to the Board) and (ii) in the case of Mr. Hamood and Ms. Larsen, an additional chair retainer in the amount of $20,000 for their services as chair of our Audit Committee and HCM & Compensation Committee, respectively. The cash fees reported in this column for Ms. Winters were paid to Winters Advisory Inc, an entity controlled by Ms. Winters, in respect of Ms. Winters’ service on the Board.

(2)

Represents the grant date fair value of RSU awards granted to our non-employee directors during 2022, computed in accordance with ASC Topic 718. The valuation assumptions associated with such awards are discussed in Note 17 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the restricted stock units, or the sale of any common stock acquired under such restricted stock units.

(3)

None of Mr. Egan, Mr. Haywood, Ms. Young, Mr. Mitchell, or Mr. Winn received compensation for services as a director in 2022 or had any outstanding equity awards as of December 31, 2022. Directors who are employees of Advent, Spectrum Equity, and 22C do not receive compensation for services as a director or as a member of a committee of our Board.

(4)	As of December 31, 2022, Mr. Hamood held 8,874 unvested LLC Units and 10,070 unvested time-based RSUs.
(5)	As of December 31, 2022, Ms. Larsen held 7,914 unvested LLC Units and 10,070 unvested time-based RSUs.
(6)	As of December 31, 2022, Ms. Winters held 14,561 unvested time-based RSUs.
(7)	Mr. Chilukuri was appointed to the Board on September 30, 2022.
(8)	As of December 31, 2022, Mr. Chilukuri held 26,588 unvested time-based RSUs.
(9)	Mr. Winn resigned from the Board effective September 30, 2022.

Non-Employee Director Compensation Policy

Our non-employee directors receive cash and equity compensation for their service on the Board pursuant to our non-employee director compensation policy. Each non-employee directors receives a $50,000 annual retainer for Board services. Our Audit Committee Chair and HCM and Compensation Committee Chair receive an additional chair retainer of $20,000, and our Nominating and Governance Committee Chair receives an additional chair retainer of $10,000, in each case to the extent such chair positions are held by eligible non-employee directors. All annual cash compensation is payable on a quarterly basis in arrears, and retainers are prorated for partial quarters of service. Each non-employee director also receives (i) an initial equity award of RSUs with a value of $300,000 upon joining our Board, and (ii) an annual equity award of RSUs, granted on the date of the annual meeting of stockholders, with a value of $175,000 (in the case of directors who join the Board following such date, granted upon appointment and pro-rated for the period from appointment through the one year anniversary of such annual meeting of stockholders), which vests upon the earlier to occur of the one-year anniversary of such annual meeting of stockholders and the date of the next year’s annual meeting of stockholders, subject to such director’s continued service.

Any director who is an employee of the Company and directors who are employees of Advent or Spectrum Equity do not receive compensation for services as a director or as a member of a committee of our Board.

Director Stock Ownership Guidelines

Effective May 24, 2022, our HCM and Compensation Committee adopted stock ownership guidelines applicable to our non-employee directors (other than those directors who do not receive compensation for Board service because their principal employment is with an investment fund where such investment fund is an investor in the Company), which the HCM and Compensation Committee believes will help align the interests of our non-employee directors with those of our stockholders and may act as a risk mitigation device. Under these guidelines, our non-employee directors are each required to directly or indirectly own shares of our common stock (including shares owned outright, vested and unvested LLC Units, unvested shares of restricted stock or RSUs, and other shares that are considered beneficially owned by the director) with a value equal to at least three times their annual base cash retainer. Directors have five years from the later of the effective date of the guidelines or the date of commencement of their service on the Board to comply, and until the guidelines are satisfied, they must hold 25% of the shares received from their equity grants. As of our latest measurement date (December 31, 2022), all of our non-employee directors subject to the ownership guidelines had met the required ownership guideline level.

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of April 3, 2023 by: (1) each person or group whom we know to beneficially own more than 5% of either class of our common stock; (2) each of the directors, director nominees, and NEOs individually; and (3) all of our directors and executive officers as a group.

The numbers of shares of our Class A common stock and Class B common stock beneficially owned, percentages of beneficial ownership of each such class and percentages of combined voting power as of April 3, 2023 that are set forth below are based on 110,162,665 shares of Class A common stock and 44,218,741 shares of Class B common stock issued and outstanding as of April 3, 2023. Our shares of Class B common stock have no economic rights, but each share entitles its holder to one vote on all matters on which our stockholders are entitled to vote generally.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities, and includes shares as to which there is a right to acquire ownership within 60 days following April 3, 2023. With respect to shares included due to ownership of restricted stock units or LLC Units scheduled to vest within such 60 day period, the underlying shares for which such restricted stock units would settle or for which such LLC Units would be exchangeable are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those restricted stock units or unvested LLC Units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is: c/o Definitive Healthcare Corp., 492 Old Connecticut Path, Suite 401, Framingham, Massachusetts 01701. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares of Class A common stock		Shares of Class B common stock		Combined Voting Power
Name and address of beneficial owner	Number of shares(1)	Percentage of shares	Number of shares(1)	Percentage of shares
5% stockholders:
Funds managed by Advent International Corporation(2)	62,493,676	56.7%	—	—	40.5%
Affiliates of Spectrum Equity(3)	2,026,435	1.8%	19,458,380	44.0%	13.9%
Affiliates of Echo Street Capital Management(4)	5,751,074	5.2%	—	—	3.7%
Jason Krantz(5)	486,991	*	20,907,241	47.3%	13.9%
Directors, director nominees, and named executive officers
Robert Musslewhite(6)	306,951	*	404,594	*	*
Jason Krantz(5)	486,991	*	20,907,241	47.3%	13.9%
Jonathan Maack	—	—	—	—	—
Richard Booth	24,133	*	202,845	*	*
Joseph Mirisola	15,055	*	368,800	*	*
Kate Shamsuddin Jensen	15,007	*	350,328	*	*
David Samuels	8,833	*	174,573	*	*
Chris Egan(7)	—	—	—	—	—
Samuel A. Hamood(8)	51,582	*	301,204	*	*
Jeff Haywood(9)	—	—	—	—	—
Jill Larsen(10)	14,545	*	37,946	*	*
Chris Mitchell (9)	68,748	*	—	—	*
Kathleen A. Winters(11)	15,095	*	—	—	*
Lauren Young(7)	—	—	—	—	—
Sastry Chilukuri(12)	7,282	*	—	—	*
All current directors and executive officers as a group (14 persons)	1,005,389	*	22,572,958	51.0	15.3%

*	Represents beneficial ownership of less than 1%.
(1)

Subject to the terms of the amended and restated limited liability company agreements of each of AIDH TopCo, LLC and AIDH Management Holdings, LLC, vested LLC Units, each paired with an equal number of shares of Class B common stock, are exchangeable for shares of our Class A common stock at the holder’s option on a one-for-one basis. When LLC Units are exchanged for shares of Class A common stock, the equivalent number of shares of Class B common stock are cancelled. See “Certain Relationships and Related Person Transactions—Amended Definitive OpCo LLC Agreement.” Beneficial ownership of shares of Class B common stock reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such shares of Class B common stock, paired with equal number of LLC Units, may be exchanged and/or surrendered as doing so would result in double counting with respect to the combined voting power. Any fractional shares have been rounded to the nearest whole share.

(2)

Based on information set forth in the Schedule 13G filed with the SEC on February 14, 2022, amount beneficially owned includes: (i) 16,955,510 shares of Class A common stock held by Advent International GPE IX Limited Partnership (“GPE-IX LP”); (ii) 3,359,809 shares of Class A common stock held by Advent International GPE IX-B Limited Partnership (“GPE IX-B LP”); (iii) 1,394,766 shares of Class A common stock held by Advent International GPE IX-C Limited Partnership (“GPE IX-C LP”); (iv) 1,463,380 shares of Class A common stock held by Advent International GPE IX-F Limited Partnership (“GPE IX-F LP”); (v) 4,815,226 shares of Class A common stock held by Advent International GPE IX-G Limited Partnership (“GPE IX-G LP”); (vi) 5,428,915 shares of Class A common stock held by Advent International GPE IX-H Limited Partnership (“GPE IX-H LP”); (vii) 3,075,053 shares of Class A common stock held by Advent International GPE IX-I Limited Partnership (“GPE IX-I LP”); (viii) 4,985,850 shares of Class A common stock held by Advent International GPE IX-A SCSP (“GPE IX-A SCSP”); (ix) 1,061,241 shares of Class A common stock held by Advent International GPE IX-D SCSP (“GPE IX-D SCSP”); (x) 2,156,723 shares of Class A common stock held by Advent International GPE IX-E SCSP (“GPE IX-E SCSP”); (xi) 97,427 shares of Class A common stock held by Advent Partners GPE IX Strategic Investors SCSP (“GPE IX Strategic Investors SCSP”); (xii) 55,642 shares of Class A common stock held by Advent Partners GPE IX Limited Partnership (“AP GPE IX LP”); (xiii) 128,669 shares of Class A common stock held by Advent Partners GPE IX-A Limited Partnership (“AP GPE IX-A LP”); (xiv) 321,070 shares of Class A common stock held by Advent Partners GPE IX Cayman Limited Partnership (“AP GPE IX Cayman LP”); (xv) 54,121 shares of Class A common stock held by Advent Partners GPE IX Cayman Limited Partnership (“AP GPE IX-A Cayman LP”); (xvi) 898,507 shares of Class A common stock held by Advent Partners GPE IX-B Cayman Limited Partnership (“AP GPE IX-B Cayman LP”); (xvii) 3,818,770 shares of Class A common stock held by Advent Global Technology Limited Partnership (“Global Technology LP”); (xviii) 2,971,879 shares of Class A common stock held by Advent Global Technology-B Limited Partnership (“Global Technology-B LP”); (xix) 1,609,070 shares of Class A common stock held by Advent Global Technology-C Limited Partnership (“Global Technology-C LP”); (xx) 1,926,387 shares of Class A common stock held by Advent Global Technology-D Limited Partnership (“Global Technology-D LP”); (xxi) 1,885,069 shares of Class A common stock held by Advent Global Technology-A SCSP (“Global Technology-A SCSP”); (xxii) 5,990 shares of Class A common stock held by Advent Partners AGT Limited Partnership (“AGT LP”); (xxiii) 27,373 shares of Class A common stock held by Advent Partners AGT-A Limited Partnership (“AGT-A LP”); (xxiv) 342,900 shares of Class A common stock held by Advent Partners AGT Cayman Limited Partnership (“AGT Cayman LP”); (xxv) 30,542 shares of Class A common stock held by Advent Global Technology Strategic Investors Limited Partnership (“AGT Strategic Investors LP”); and (xxvi) 3,623,787 shares of Class A common stock held by Sunley House Capital Master Limited Partnership (“Sunley House Master Fund”).

GPE IX GP Limited Partnership is the general partner of GPE-IX LP, GPE IX-B LP, GPE IX-C LP, GPE IX-F LP, GPE IX-G LP, GPE IX-H LP and GPE IX-I LP. AP GPE IX GP Limited Partnership is the general partner of AP GPE IX LP, AP GPE IX-A LP, AP GPE IX Cayman LP, AP GPE IX-A Cayman LP and AP GPE IX-B Cayman LP. GPE IX GP S.a’r.l. is the general partner of GPE IX-A SCSP, GPE IX-D SCSP, GPE IX-E SCSP and GPE IX Strategic Investors SCSP. Advent Global Technology GP Limited Partnership is the general partner of Global Technology LP, Global Technology-B LP,

Global Technology-C LP and Global Technology-D LP. Advent Global Technology GP S.a’r.l. is the general partner of Technology-A SCSP. AP AGT GP Limited Partnership is the general partner of AGT LP, AGT-A LP, AGT Cayman LP and AGT Strategic Investors LP. Advent International GPE IX, LLC is the general partner of GPE IX GP Limited Partnership, AP GPE IX GP Limited Partnership and GPE IX GP S.a’r.l. Advent Global Technology LLC is the general partner of Advent Global Technology GP Limited Partnership, Advent Global Technology GP S.a’r.l. and AP AGT GP Limited Partnership. Sunley House Capital GP LP (“Sunley House GP LP”), as general partner of Sunley House Master Fund, Sunley House Capital GP LLC (“Sunley House GP LLC”), as general partner of Sunley House GP LP, and Sunley House Capital Management LLC (“Sunley House Manager”), as investment manager to Sunley House Master Fund, may be deemed to beneficially own the shares held directly by Sunley House Master Fund. Advent International Corporation is the manager of Advent International GPE IX, LLC and Advent Global Technology LLC and is the sole member of both Sunley House GP LLC and Sunley House Manager. Investors in the Sunley House Master Fund invest in one or more of the following feeder funds: Sunley House Capital Fund LP, Sunley House Capital Limited Partnership, Sunley House Capital Fund Ltd. and Sunley House Capital Ltd. (collectively, the “Sunley House Feeder Funds”), which are the limited partners of the Sunley House Master Fund. The Sunley House Feeder Funds have ownership interests in the Sunley House Master Fund, but none of the Sunley House Feeder Funds owns shares directly and none has voting or dispositive power over the shares held directly by the Sunley House Master Fund. Voting and investment decisions by Advent International Corporation are made by a number of individuals currently comprised of John L. Maldonado, David M. McKenna and David M. Mussafer. The address of each of the entities and individuals named in this footnote is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.
(3)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2023 and Form 4 filed with the SEC on February 28, 2023, amount beneficially owned includes: (i) 2,026,435 shares of Class A common stock held directly by SE VII DHC AIV Feeder, L.P., (ii) 19,413,693 shares of Class B common stock held directly by SE VII DHC AIV, L.P., (iii) 28,209 shares of Class B common stock held directly by Spectrum VII Investment Managers’ Fund, L.P., and (iv) 16,478 shares of Class B common stock held directly by Spectrum VII Co-Investment Fund, L.P.

SEA VII Management, LLC is the general partner of Spectrum Equity Associates VII, L.P., which is in turn the general partner of SE VII DHC AIV, L.P., SE VII DHC AIV Feeder, L.P, Spectrum VII Investment Managers’ Fund , L.P. and Spectrum VII Co-Investment Fund, L.P., and as a result may be deemed to share beneficial ownership of the shares of Class A common stock beneficially owned by the foregoing entities. Brion B. Applegate, Christopher T. Mitchell, Victor E. Parker, Jr., Benjamin C. Spero, Ronan Cunningham, Peter T. Jensen, Stephen M. LeSieur, Brian Regan and Michael W. Farrell may be deemed to share voting and dispositive power over the securities held by the entities described in this footnote. Each of the foregoing individuals disclaims beneficial ownership of such securities. The address of the entities and individuals named in this footnote 140 New Montgomery Street, 20th Floor, San Francisco, CA 94105.

(4)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2023, amount beneficially owned includes 5,751,074 shares of Class A common stock held by Echo Street Capital Management LLC, for which Greg Poole may be considered a control person. Each of Echo Street Capital Management LLC and Mr. Poole exercise shared voting and dispositive power over such shares. The address of the individual and entity referred to in this footnote is 12 E. 49th Street, 44th Floor, New York, NY 10017.

(5)

Amount beneficially owned includes (i) 450,000 shares of Class A common stock held by DH Holdings (fka Jason R. Krantz 2009 Trust), of which Mr. Krantz is the beneficiary, (ii) 36,991 shares of Class A common stock held directly Mr. Krantz, (iii) 20,451,027 shares of Class B common stock held by DH Holdings (fka Jason R. Krantz 2009 Trust), of which Mr. Krantz is the trustee and beneficiary and (iv) 456,214 shares of Class B common stock held by Mr. Krantz. Mr. Krantz has sole voting and dispositive power over the shares held by DH Holdings.

(6)	Amount beneficially owned includes (i) 140,896 shares of Class A common stock held directly by Mr. Musslewhite, (ii) 165,965 shares of Class A common stock subject to RSU awards that vest, subject to continued service, within 60 days of April 3, 2023, (iii) 369,675 shares of Class B common stock held by Robert Musslewhite – 2014 Family Trust, of which Mr. Musslewhite is settlor, and (iv) 34,919 LLC Units vesting within 60 days of April 3, 2023. Mr. Musslewhite has shared voting and dispositive power over the shares held by the Robert Musslewhite – 2014 Family Trust.
(7)

Excludes shares of Class A common stock held by Advent, as disclosed in footnote (2) above. Each of Mr. Egan and Ms. Young disclaim beneficial ownership of the shares of Class A common stock held by the Advent funds except to the extent of their respective pecuniary interest therein.

(8)

Amount beneficially owned includes (i) 37,037 shares of Class A common stock held indirectly by AMHAM DH LLC, a subsidiary of Samuel Allen Hamood Revocable Trust dtd Aug. 27, 2010, of which Mr. Hamood is a trustee and beneficiary, (ii) 4,475 shares of Class A common stock held directly by Mr. Hamood, (iii) 10,070 shares of Class A common stock subject to RSU awards vesting within 60 days of April 3, 2023 and (iv) 301,204 shares of Class B common stock held by AMHAM DH LLC. Mr. Hamood has shared voting and dispositive power over the shares held by AMHAM DH LLC.

(9)

Excludes shares of Class A common stock and Class B common Stock held by the Spectrum Equity funds, as disclosed in footnote (3) above. Mr. Mitchell and Mr. Haywood disclaim beneficial ownership of the shares of Class A common stock and Class B common stock held by the Spectrum Equity funds except to the extent of their respective pecuniary interest therein.

(10)

Amount beneficially owned includes (i) 4,475 shares of Class A common stock held directly by Ms. Larsen, (ii) 10,070 shares of Class A common stock subject to RSUs vesting within 60 days of April 3, 2023, (iii) 4,657 shares of Class B common stock held directly by Ms. Larsen and (iv) 33,289 shares of Class B common stock held by DIGITAL HR LLC of which Ms. Larsen is the sole member. Ms. Larsen has sole voting and dispositive power over the shares held by DIGITAL HR LLC.

(11)	Amount beneficially owned includes (i) 5,025 shares of Class A common stock held by Ms. Winters and (ii) 10,070 shares of Class A common stock subject to RSUs vesting within 60 days of April 3, 2023.
(12)	Amount beneficially owned includes 7,282 shares of Class A common stock subject to RSUs vesting within 60 days of April 3, 2023.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions between us or our subsidiaries and our directors, director nominees, executive officers, or holders of more than 5% of our voting securities during fiscal year 2022. We also summarize our policies and procedures for the review, approval or ratification of transactions with such related persons.

As used herein, unless otherwise noted or the context requires otherwise:

•	“22C Capital” refers to investment funds associated with 22C Capital LLC, a private equity firm.

•	“Advent” refers to funds affiliated with Advent International, a global private equity firm.

•	“Amended LLC Agreement” refers to the second amended and restated limited liability company agreement of Definitive OpCo, entered into in connection with the Reorganization Transactions.

•	“Blocker Companies” refers to certain entities treated as corporations for U.S. tax purposes that merged into Definitive Healthcare Corp. in connection with the Reorganization Transactions.

•

“Continuing Pre-IPO LLC Members” refers to certain Pre-IPO LLC Members who retained their equity ownership in Definitive OpCo in the form of LLC Units immediately following the consummation of the Reorganization Transactions.

•	“Definitive OpCo” refers to AIDH TopCo, LLC, a subsidiary of Definitive Healthcare Corp.

•	“LLC Units” refers to limited liability company interests in Definitive OpCo.

•	“Reorganization Transactions” refers to the series of transactions we completed in connection with our initial public offering.

•	“Reorganization Parties” refers to the shareholders of the Blocker Companies prior to the merger of the Blocker Companies into Definitive Healthcare Corp.

•	“Spectrum Equity” refers to investment funds associated with Spectrum Equity Management, L.P., a private equity firm.

•	“Sponsors” refers collectively to Advent, Spectrum Equity, and 22C Capital.

•	“Unitholders” refers to holders who hold their ownership in Definitive OpCo in the form of LLC Units.

•	“Tax Receivable Agreement” refers to the tax receivable agreement entered into with the TRA Parties.

•	“TRA Parties” refers collectively to Continuing Pre-IPO LLC Members, the Reorganization Parties, and any future party to the Tax Receivable Agreement.

Reorganization Agreement

In connection with our IPO, we entered into a series of Reorganization Transactions. In order to effect the Reorganization Transactions, we entered into a reorganization agreement and related agreements with Definitive OpCo, and certain Unitholders. The table below sets forth the consideration in LLC Units and Class B common stock received by our directors, officers and 5% equity holders in the Reorganization Transactions:

Name	Class B Common Stock and LLC Units Issued in the Reorganization Transactions
Affiliates of Advent and certain other minority equity holders	—
Affiliates of Spectrum Equity	28,352,972
Jason Krantz	21,994,281
AIDH Management Holdings, LLC	6,098,909
Affiliates of 22C Capital	4,390,661

Definitive OpCo Amended LLC Agreement

In accordance with the terms of the Amended LLC Agreement, we operate our business through Definitive OpCo. Pursuant to the terms of the Amended LLC Agreement, we will not, without the prior written consent of the majority-in-interest of the members in Definitive OpCo other than us (if any), engage in any activity unrelated to the business or ownership of Definitive OpCo or own any material assets other than limited liability company interests in Definitive OpCo and/or any cash or other property or assets distributed by or otherwise received from Definitive OpCo.

As the sole managing member of Definitive OpCo, we have control over all of the affairs and decision making of Definitive OpCo, subject to certain exceptions. As such, through our officers and directors, we are responsible for all operational and administrative decisions of Definitive OpCo and the day-to-day management of Definitive OpCo’s business. We will fund any dividends to our stockholders by causing Definitive OpCo to make distributions to the Unitholders and us, subject to the limitations imposed by our debt agreements.

Unitholders generally incur U.S. federal, state, and local income taxes on their proportionate share of any taxable income of Definitive OpCo. Under the Amended LLC Agreement, to the extent Definitive OpCo has available cash we are required to cause Definitive OpCo to make pro rata cash distributions to the Unitholders for purposes of funding their tax obligations in respect of the taxable income of Definitive OpCo that is allocated to them. Generally, the pro rata amount to be distributed to each Unitholder is calculated based on the distribution to the Unitholder that would have the highest tax distribution on a per unit basis, with such calculated based on estimated net taxable income of Definitive OpCo allocable to the Unitholders and assumed tax rates equal to the highest effective marginal combined U.S. federal, state, and local income tax rate prescribed for an individual or corporate resident of New York, NY (whichever is higher) for the applicable year (taking into account the deductibility of state and local taxes to the extent applicable and the character of Definitive OpCo’s income). As a result of (i) potential differences in the amount of taxable income allocable to us and the other Unitholders, (ii) the lower tax rate applicable to corporations than individuals, and (iii) the use of an assumed tax rate in calculating Definitive OpCo’s distribution obligations, we may receive tax distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement (as described below).

Except as otherwise determined by us and subject to certain exceptions, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any (less any amounts used to fund expenses or other obligations as to which we would be entitled to a distribution or reimbursement from Definitive OpCo), shall be concurrently contributed to Definitive OpCo and Definitive OpCo shall issue to us one LLC Unit, unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units, in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase and Definitive OpCo will not issue an additional LLC Unit to us. Similarly, except as otherwise determined by us, (i) Definitive OpCo will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should Definitive OpCo issue any additional LLC Units to any person other than us, we will issue an equal number of shares of our Class B common stock to such person (or, in the case of LLC Units corresponding to units of AIDH Management Holdings, LLC, to the holder of such units of AIDH Management Holdings, LLC). Conversely, if at any time any shares of our Class A common stock are purchased or otherwise acquired by us, Definitive OpCo will purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security as the shares of our Class A common stock are purchased or otherwise acquired. In addition, except as otherwise determined by us, Definitive OpCo will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization, or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization, or otherwise) of the LLC Units unless it is accompanied by a substantively identical subdivision or combination, as applicable, of each class of our common stock (with corresponding changes made with respect to any other exchangeable or convertible securities), and conversely, we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under our Amended LLC Agreement, Unitholders (other than us) have the right to require Definitive OpCo to redeem or exchange all or a portion of their vested LLC Units for newly-issued shares of Class A common stock, which may consist of unregistered shares, on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends, and reclassifications), subject to certain exceptions. Upon the exercise of the redemption right, the exchanging member will surrender its LLC Units to Definitive OpCo for cancellation. The Amended LLC Agreement requires that we contribute shares of our Class A common stock to Definitive OpCo in exchange for an amount of newly-issued LLC Units in Definitive OpCo equal to the number of LLC Units exchanged from the surrendering holder of LLC Units. Definitive OpCo will then distribute the shares of our Class A common stock to such holder to complete the exchange. Alternatively, we may at our option effect the exchange in the form of a direct exchange of Class A common stock for LLC Units. Furthermore, in the event of an exchange request, we are obligated to ensure that at all times the number of LLC Units that we own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Upon such an exchange, shares of Class B common stock held by the exchanging holder of LLC Units will be canceled on a one-for-one basis. Similarly, the holders of vested equity in AIDH Management Holdings, LLC have the right, pursuant to the terms of the amended and restated limited liability company agreement of AIDH Management Holdings, LLC, to cause Definitive OpCo or us to redeem or exchange (at our election) their vested equity for newly issued shares of Class A common stock on a one-for-one basis as though such holder were the direct member of Definitive OpCo pursuant to the terms of the Amended LLC Agreement. Upon such an exchange, shares of Class B common stock held by the exchanging holder of units of AIDH Management Holdings, LLC will be canceled on a one-for-one basis.

The Amended LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to our Class A common stock is proposed by us or to us or our stockholders and approved by our Board of Directors or is otherwise effected or consented to or approved by our Board of Directors, holders of vested LLC Units other than us will be permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit such Unitholders to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that such Unitholders may participate in each such offer without being required to exchange LLC Units to the extent practicable.

The Amended LLC Agreement provides that, subject to certain exceptions, including transfers to us as provided above or to certain permitted transferees, the LLC Units and shares of Class B common stock may not be sold, transferred, or otherwise disposed of.

Subject to certain exceptions, Definitive OpCo will indemnify all of its members and their officers and certain other related parties against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Definitive OpCo’s business or affairs, the Amended LLC Agreement or any related document.

Definitive OpCo may be dissolved upon the earliest to occur of (i) 45 days after the sale or other disposition of all or substantially all of its assets, (ii) our approval of such a dissolution, (iii) the entry of a decree of dissolution, or (iv) such time as there are no remaining members, unless Definitive OpCo is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, Definitive OpCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or their respective affiliates that are creditors) in satisfaction of all of Definitive OpCo’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax Receivable Agreement

In connection with the IPO, we entered into a Tax Receivable Agreement, or TRA, with the TRA Parties. Under the TRA, the Company generally will be required to pay to the TRA Parties 85% of the amount of cash savings, if any, in U.S. federal, state, or local tax that the Company actually realizes, or in certain circumstances is deemed to realize, directly or indirectly (or are deemed to realize in certain circumstances) as a result of (i) certain tax attributes that the Company acquired from the Blocker Companies, (ii) certain tax basis adjustments resulting from (a) acquisitions by the Company of LLC Units from pre-IPO holders in connection with the IPO and (b) subsequent redemptions or exchanges of LLC Units by Unitholders of LLC Units for Class A Common Stock or other consideration, and (iii) certain payments made under the TRA. The Company expects to benefit from the remaining 15% of any tax benefits that it may actually realize. To the extent that the Company is unable to timely make payments under the TRA for any reason, such payments generally will be deferred and will accrue interest until paid.

We have recorded a tax receivable agreement liability of $156.3 million related to these benefits as of December 31, 2022. To the extent that we determine that we are able to realize the tax benefits associated with the basis adjustments and net operating losses, we would record an additional liability of $109.1 million for a total liability of $265.4 million. There were no payments made pursuant to the Tax Receivable Agreement during the year ended December 31, 2022.

Nominating Agreements

We entered into nominating agreements, pursuant to which (a) Advent and its affiliates have the right, at any time until Advent no longer beneficially owns at least 21.5% of our outstanding common stock, to nominate two designees to our Board; and (b) so long as each of Spectrum Equity and Jason Krantz together with each of their respective affiliates, owns at least 5% of our outstanding common stock, respectively, Spectrum Equity and Jason Krantz, and their respective affiliates, each have the right to nominate one designee to our Board. After such time as Advent and its affiliates no longer beneficially own at least 21.5% of our outstanding common stock but so long as Advent and its affiliates are the beneficial owners of at least 5% of our common stock, Advent and its affiliates have the right to nominate one designee to our Board. So long as Advent, Spectrum Equity, and Jason Krantz together with their respective affiliates beneficially own at least 5% of our outstanding common stock, Advent, Spectrum Equity and Jason Krantz each have the right to nominate a designee to our Board to fill any vacancy of a director nominated by Advent, Spectrum Equity, or Jason Krantz, respectively, due to death, resignation, or removal. See “Management—Nominating Agreements”.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement with certain of the Unitholders and affiliates of Advent, affiliates of Spectrum Equity, Jason Krantz, AIDH Management Holdings, LLC, and affiliates of 22C Capital.

Limitation of Directors’ Liability and Indemnification Matters

Our Charter and Bylaws provide that we will indemnify our directors and officers, in each case, to the fullest extent permitted by Delaware law. Pursuant to our Charter, our directors will not be liable to us or any stockholders for monetary damages for any breach of fiduciary duty, except (i) for acts that breach his or her duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporate Law (the “DGCL”), which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase, or (iv) for any transaction from which the director derived an improper personal benefit. The Bylaws also require us, if so requested, to advance expenses that such director or officer incurred in defending or investigating a threatened or pending action, suit, or proceeding, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. We have entered into, and intend to continue to enter into, indemnification agreements with our directors and officers. We also maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Related Party Transactions Policies and Procedures

We have a Related Person Transaction Policy (the “Policy”), which sets forth our policy with respect to the review, approval, ratification, and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for implementation of and compliance with the policy.

For purposes of the Policy, subject to certain exceptions, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are, or will be, a participant and in which any related person (as defined in the Policy) had, has, or will have, a direct or indirect material interest.

The Policy requires that notice of a proposed transaction or arrangement that could be a related person transaction be provided to our Chief Legal Officer, or his or her designee, the chair of the Board, or the chair of the Audit Committee prior to entry into such transaction. If it is determined that such transaction could be a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting or sooner if determined to be necessary by the Chief Legal Officer. Under the Policy, our Audit Committee may, in its discretion based upon a determination that such transactions are in the best interests of the Company and such other determinations as the Audit Committee deems appropriate, (i) approve or ratify such transactions, as applicable, (ii) request that the transaction be modified as a condition to the Audit Committee’s approval or ratification, or (iii) reject the transaction.

HOUSEHOLDING OF PROXY MATERIALS

Under rules adopted by the SEC, we are permitted to deliver a single Notice of Internet Availability of Proxy Materials and, if you requested printed versions by mail, this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2022, to any household in which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to be entitled to submit a separate proxy or voting instructions.

This year, we, or some brokers and nominees who hold Company shares on behalf of stockholders, may participate in the practice of householding proxy statements and annual reports for those stockholders. If your household receives a single Notice of Internet Availability of Proxy Materials for this year and, if you requested printed versions by mail, this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2022, but you would like to receive your own copy, please contact our Chief Legal Officer and Secretary, at Definitive Healthcare Corp., Chief Legal Officer, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voter instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Chief Legal Officer and Secretary, Definitive Healthcare Corp., Chief Legal Officer, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2024 Annual Meeting, a proposal must be received by our Secretary on or before December 22, 2023. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2024 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Chief Legal Officer and Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2024 Annual Meeting, such a proposal must be received on or after February 2, 2024, but not later than March 3, 2024. In the event that the date of the 2024 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date of this year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the open of business on the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting, or, if the first public announcement by the Company of the date of the 2024 Annual Meeting is less than 100 days prior to the 2024 Annual Meeting, the tenth day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by the Company. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board of Director’s Nominees must provide in their notice the additional information required by Rule 14a-19 under the Exchange Act.

OTHER BUSINESS

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders will vote your shares in accordance with their best judgment. This discretionary authority is granted by the execution of the form of proxy.

By Order of the Board of Directors,

Matt Ruderman
Chief Legal Officer (Acting) and Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q, and 8-K. To access these filings, go to our website (ir.definitivehc.com) and click on “SEC Filings” under the “Financials” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2022, including financial statements and schedules thereto, filed with the SEC, will also be available without charge to stockholders upon written request addressed to:

Chief Legal Officer and Secretary

Definitive Healthcare Corp.

492 Old Connecticut Path, Suite 401

Framingham, MA 01701

APPENDIX A – RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains non-GAAP financial measures under the caption “Compensation Discussion and Analysis”, including Adjusted EBITDA and Adjusted EBITDA Margin. See below for a definition of each non-GAAP financial measure and a reconciliation to net loss, the most comparable GAAP measure.

Adjusted EBITDA and Adjusted EBITDA Margin

We define EBITDA as earnings before debt-related costs, including interest expense, net and loss on extinguishment of debt, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items of a significant or unusual nature, including other income and expense, equity-based compensation, transaction, integration and restructuring expenses, and other non-recurring items. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin are key metrics used by management and our board of directors to assess the profitability of our operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to investors to assess our operating performance because these metrics eliminate non-recurring and unusual items and non-cash expenses, which we do not consider indicative of ongoing operational performance. We believe that these metrics are helpful to investors in measuring the profitability of our operations on a consolidated level.

Our use of these non-GAAP terms may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies and are not measures of performance calculated in accordance with GAAP. Our presentation of these non-GAAP financial measures are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. These non-GAAP financial measures should not be considered as alternatives to measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity.

In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in these presentations.

The following table presents a reconciliation of Net loss to Adjusted EBITDA for the periods presented:

	Year Ended December 31,
(in thousands)	2022	2021
Net loss	$(22,255)	$(61,257)
Interest expense, net	8,413	25,871
Income tax (benefit) provision	(17,185)	675
Loss from extinguishment of debt	—	9,873
Depreciation & amortization	56,904	59,947

EBITDA	25,877	35,109
Other (income) expense, net (a)	(10,236)	(143)
Equity-based compensation (b)	36,434	9,957
Transaction, integration and restructuring expenses(c)	7,890	6,287
Other non-recurring items (d)	3,781	4,780

Adjusted EBITDA	$63,746	$55,990
Revenue	$222,653	$166,154

Adjusted EBITDA Margin	29%	34%

(a)	Primarily represents foreign exchange and tax receivable agreement liability remeasurement gains and losses.
(b)	Equity-based compensation represents non-cash compensation expense recognized in association with equity awards made to employees and directors.
(c)

Transaction and integration expenses primarily represent legal, accounting, and consulting expenses and fair value adjustments for contingent consideration related to our acquisitions, including a go-to market integration project conducted in 2022. Restructuring expenses relate to impairment and restructuring charges related to office relocations.

(d)

Non-recurring items represent expenses that are typically by nature one-time, non-operational, and unrelated to our core operations. One-time expenses are comprised primarily of professional fees related to financing, capital structure changes, and other non-recurring set-up costs related to public company operations for the current period, and IPO readiness costs for the prior periods.

A-1

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
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Definitive Healthcare Corp.

Annual Meeting of Stockholders

For Stockholders of record as of April 3, 2023

TIME:	Thursday, June 1, 2023 3:00 PM, Eastern Time
PLACE:	492 Old Connecticut Path
Framingham, MA 01701

This proxy is being solicited on behalf of the Board of Directors of Definitive Healthcare Corp.

The undersigned hereby appoints Matthew Ruderman, Robert Musslewhite and Richard Booth (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Definitive Healthcare Corp. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and in their discretion upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof (including, without limitation, with discretionary authority with respect to Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve), conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S) OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Definitive Healthcare Corp.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1 AND 3

THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE

HELD EVERY 1 YEAR.

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS

1.	To elect four Class II directors of Definitive Healthcare Corp., each to serve a three-year term expiring at the 2026 annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.
		FOR	WITHHOLD
	1.01 Chris Egan					FOR

	1.02 Samuel A. Hamood					FOR

	1.03 Jill Larsen					FOR

	1.04 Sastry Chilukuri					FOR

		1YR	2YR	3YR	ABSTAIN
2.	To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of the Company’s named executive officers.					1 YEAR

		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.					FOR

NOTE: Your proxy holder will also vote in their discretion upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof (including, without limitation, with discretionary authority with respect to Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve).

Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date